2800 Eisenhower Avenue
Alexandria, Virginia

LEASE

BY AND BETWEEN

HUB PROPERTIES TRUST,

LANDLORD

AND

DIMENSIONS INTERNATIONAL, INC.

TENANT.

LEASE

2800 Eisenhower Avenue
Alexandria, Virginia

ARTICLE 1

Reference Data

1.1              Introduction and Subjects Referred To.

This is a lease (this “Lease”) entered into by and between Hub Properties Trust, a Maryland real estate investment trust (“Landlord”), and Dimensions International, Inc., a Virginia corporation (“Tenant”).

Each reference in this Lease to any of the following terms or phrases shall be construed to incorporate the corresponding definition stated in this Section 1.1.

Date of this Lease:	March 3, 2004.
Building and Property:

That building in the City of Alexandria, Virginia known as 2800 Eisenhower Avenue (the “Building”). The Building and the land parcels on which it is located and the sidewalks adjacent thereto are hereinafter collectively referred to as the “Property”.

Premises:	The entire third (3rd) floor of the Building, substantially as shown on Exhibit A hereto.
Premises Rentable Area:	29,973 square feet.
Original Term:	The period commencing on the Commencement Date and expiring June 30, 2014.
Annual Fixed Rent:	The sum of the following amounts, as the same may be adjusted pursuant to the terms of the Lease.

Dates	Annual Fixed Rent	monthly payment
7/1/04 — 6/30/07*	$599,460.00	$49,955.00
7/1/07 — 6/30/08	$809,271.00	$67,439.25
7/1/08 — 6/30/09	$833,549.13	$69,462.43
7/1/09 — 6/30/10	$858,555.60	$71,546.30
7/1/10 — 6/30/11	$884,312.26	$73,692.69
7/1/11 — 6/30/12	$910,841.62	$75,903.47
7/1/12 — 6/30/13	$938,166.86	$78,180.57
7/1/13 — 6/30/14	$966,311.86	$80,525.99

	*Tenant shall only be required to pay Annual Fixed Rent during this period if the Commencement Date occurs prior to July 1, 2007 as set forth in Section 3.1 hereof.
Base Taxes:	The Taxes (as defined in Subsection 4.2.1) for the 2007 calendar year, as the same may be reduced by the amount of any abatement.
Base Operating Costs:	The Operating Costs (as defined in Subsection 4.2.2) for the 2007 calendar year.
Tenant’s Percentage:	Twenty-six and 12/100 percent (26.12%).
Permitted Uses:	General office use, subject to the provisions of Subsection 6.1.2.
Security Deposit:	None.
Commercial General Liability Insurance Limits:	$5,000,000 per occurrence (combined single limit) for property damage, bodily and personal injury and death.
Original Address of Landlord:	c/o REIT Management and Research LLC 400 Centre Street Newton, MA 02458
Landlord’s Agent:	REIT Management and Research LLC or such other entity as shall be designated by Landlord from time to time.
Original Address of Tenant:	2800 Eisenhower Avenue, Suite 300 Alexandria, VA 22314-5209 Attention: Chief Financial Officer

1.2              Exhibits.

The Exhibits listed below in this section are incorporated in this Lease by reference and are to be construed as a part of this Lease.

EXHIBIT A.    Plan showing the Premises.

EXHIBIT B.     Rules and Regulations.

EXHIBIT C.    Alterations Requirements.

EXHIBIT D.    Contractor’s Insurance Requirements.

ARTICLE 2

Premises and Term

2.1              Premises.  Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, subject to and with the benefit of the terms, covenants, conditions and provisions of this Lease, the Premises, excluding exterior faces of exterior walls, the common lobbies, hallways, stairways, stairwells, elevator shafts and other common areas, and the escalators, elevators, pipes, ducts, conduits, wires and appurtenant fixtures and other common facilities serving the common areas, the Premises and the premises of other tenants in the Building.

Tenant shall have, as appurtenant to the Premises, rights to use, in common with others, subject to reasonable rules of general applicability to tenants of the Building from time to time made by Landlord of which Tenant is given notice: (a) the common lobbies, hallways and stairways of the Building, (b) the common escalators, elevators, pipes, ducts, conduits, wires and appurtenant fixtures and other common facilities serving the Premises, (c) common walkways and driveways (if any) necessary for access to the Building, and (d) if the Premises include less than all of the rentable area of any floor of the Building, the common toilets and other common facilities located on such floor.

2.2              Term.  The term of this Lease shall be for a period beginning on the Commencement Date (as defined in Section 3.1) and continuing for the Original Term and any extension of the term hereof in accordance with the provision of this Lease, unless sooner terminated as hereinafter provided. When the dates of the beginning and end of the Original Term have been determined such dates shall be evidenced by a document executed by Landlord and Tenant and delivered each to the other, but the failure of Landlord and Tenant to execute or deliver such document shall have no effect upon such dates. The Original Term and any extension of the term hereof in accordance with the provisions of this Lease is hereinafter referred to as the “term” of this Lease.

2.3              Extension Option.  So long as this Lease is still in full force and effect, and the named Tenant as set forth in Section 1.1 (or any successor by merger, or any Affiliate) shall actually occupy at least 50% of the Premises, Tenant shall have the right to extend the term of this Lease for one (1) additional period (the “Extended Term”) of five (5) years.  The Extended Term shall commence on July 1, 2014 and shall end on June 30, 2019.  All of the terms, covenants and provisions of this Lease applicable immediately prior to the expiration of the Original Term shall apply to the such Extended Term except that (i) the Annual Fixed Rent for the Extended Term shall be the Market Rate (as hereinafter defined) for the Premises determined as of the commencement of the Extended Term, as designated by Landlord by notice to Tenant (“Landlord’s Notice”), but subject to Tenant’s right to dispute as hereinafter provided; and (ii) Tenant shall have no further right to extend the term of this Lease beyond the Extended Term hereinabove provided.  If Tenant shall elect to exercise the aforesaid option, it shall do so by giving Landlord notice of its election not later than January 1, 2014.  If Tenant fails to give such notice to Landlord, the term of this Lease shall automatically terminate no later than June 30, 2014, and Tenant shall have no further option to extend the term of this Lease unless otherwise agreed to by Landlord and Tenant, it being agreed that time is of the essence with respect to the giving of such notice.  If Tenant shall extend the term hereof pursuant to the provisions of this Section 2.3, such extension shall be automatically effected without the execution of any additional documents, but the parties shall, at either’s request, execute an agreement confirming the Annual Fixed Rent for the Extended Term.

“Market Rate” shall mean the then fair market annual rental rate and terms for the Premises for the applicable period (determined as set forth below).  If Tenant disagrees with Landlord’s designation of the Market Rate, and the parties cannot agree upon the Market Rate by the date that is thirty (30) days following Landlord’s Notice, then the Market Rate shall be submitted for determination as follows: Within fifteen (15) days after the expiration of such thirty (30) day period, Landlord and Tenant shall each give notice to the other specifying the name and address of the broker each has chosen.  The two brokers so chosen shall meet within ten (10) days after the second broker is appointed and if, within twenty (20) days after the second broker is appointed, the two brokers shall not agree upon a determination of the Market Rate in accordance with the provisions of this Section 2.3 they shall together appoint a third broker.  If only one broker shall be chosen whose name and address shall have been given to the other party within such fifteen (15) day period and who shall have the qualifications hereinafter set forth, that sole broker shall render the decision which would otherwise have been made as hereinabove provided.

If said two brokers cannot agree upon the appointment of a third broker within ten (10) days after the expiration of such twenty (20) day period, then either party, on behalf of both and on notice to the other, may request such appointment by the nearest office of the American Arbitration Association (or any successor organization) in accordance with its then prevailing rules.  In the event that all three brokers cannot agree upon such Market Rate within ten (10) days after the third broker shall have been selected, then each broker shall submit his or her designation of such Market Rate to the other two brokers in writing; and Market Rate shall be determined by calculating the average of the two numerically closest (or, if the values are equidistant, all three) values so determined.

Each of the brokers selected as herein provided shall have at least ten (10) years experience as a commercial real estate broker in the greater Alexandria, Virginia area (i.e., the Washington Capital Beltway area) dealing with properties of the same type and quality as the Building.  Each party shall pay the fees and expenses of the broker it has selected and the fees of its own counsel.  Each party shall pay one half (1/2) of the fees and expenses of the third broker (or the sole broker, if applicable) and all other expenses of the appraisal.  The decision and award of the broker(s) shall be in writing and shall be final and conclusive on all parties, and counterpart copies thereof shall be delivered to both Landlord and Tenant.  Judgment upon the award of the broker(s) may be entered in any court of competent jurisdiction.

Both brokers or a majority of them (or the sole broker, if applicable) shall determine the Market Rate of the Premises for the Extended Term and render a decision and award as to their determination to both Landlord and Tenant (a) within twenty (20) days after the appointment of the second broker, (b) within twenty (20) days after the appointment of the third broker or (c) within fifteen (15) days after the appointment of the sole broker, as the case may be.  In rendering such decision and award, the broker(s) shall assume (i) that neither Landlord nor the prospective tenant is under a compulsion to rent, (ii) that Landlord and Tenant are typically motivated, well-informed and well-advised, and each is acting in what it considers its own best interest and (iii) that in the event the Premises are destroyed or damaged by fire or other casualty prior to the commencement of the Extended Term, they have been fully restored.  The brokers shall also take into consideration any increases or possible increases in rent then being included in leases for comparable space in the Building or in comparable buildings based on changes in price indices, cost of living or other similar increases, or periodic market rental adjustments.  In rendering such decision and award, the broker(s) shall consider the fair market annual rents (as the same may increase over time) then being charged for comparable available space in comparable buildings in the greater Alexandria, Virginia area, but shall not modify the provisions of this Lease.

If the dispute between the parties as to the Market Rate has not been resolved before the commencement of Tenant’s obligation to pay the Annual Fixed Rent based upon determination of such Market Rate, then Tenant shall pay the Annual Fixed Rent under the Lease based upon the Market Rate designated by Landlord in Landlord’s Notice until either the agreement of the parties as to the Market Rate, or the decision of the broker(s), as the case may be, at which time Tenant shall pay any underpayment of the Annual Fixed Rent to Landlord, or Landlord shall refund any overpayment of the Annual Fixed Rent to Tenant.

Landlord and Tenant hereby waive the right to an evidentiary hearing before the broker(s) and agree that the appraisal shall not be an arbitration nor be subject to state or federal law relating to arbitrations.

2.4              Measurement of the Premises.  Landlord and Tenant agree that the Premises Rentable Area identified in Section 1.1 is recited for Landlord’s administrative purposes only and that, although the Annual Fixed Rent has been determined by reference to such square footage (regardless of the possibility that the actual measurement of the Premises may be more or less than the number identified, irrespective of measurement method used), Annual Fixed Rent and Tenant’s Percentage shall not be changed except as expressly provided in this Section 2.4.

Either party hereto may, not later than thirty (30) days after the Date of this Lease, request that an exact measurement of the Premises be made in accordance with the measurement method recommended by Building Owners and Managers Association.  Such measurement shall be made by an architect or engineer designated by Landlord at the cost and expense of the requesting party.  If the rentable area of the Premises, as so measured, is more than one hundred one percent (101%) or less than ninety-nine percent (99%) of the Premises Rentable Area as set forth in Section 1.1: (i) the definition of Premises Rentable Area set forth in Section 1.1 shall be deemed amended in accordance with such measurement; (ii) Annual Fixed Rent shall, be recomputed by multiplying the Annual Fixed Rent as set forth in Section 1.1 by a fraction (the “Fraction”), the numerator of which shall be the rentable area as so measured and the denominator of which shall be the Premises Rentable Area set forth in Section 1.1; and (iii) Tenant’s Percentage shall be recomputed to be the percentage determined by multiplying Tenant’s Percentage as set forth in Section 1.1 by the Fraction.  Any payment due to Landlord as the result of such adjustment shall be paid within fifteen (15) days after notice to Tenant of such computation.  Any payment due to Tenant as a result of such adjustment shall be credited against installments of Annual Fixed Rent thereafter becoming due.  In the event of any adjustment pursuant to this Section 2.4, Landlord and Tenant shall promptly execute a written statement setting forth the recomputed Premise Rentable Area, Annual Fixed Rent, and Tenant’s Percentage, but the failure by either party to execute such a statement shall have no effect on the validity of such recomputation.

If (i) neither Landlord nor Tenant requests any adjustment as herein provided within the time limit provided, or (ii) such adjustment is requested, but the rentable area is within the two (2%) percent range set forth above, Annual Fixed Rent, Tenant’ s Percentage, and Premises Rentable Area shall remain as set forth in Section 1.1, and neither Landlord nor Tenant shall have any right to any adjustment.

2.5              Right of First Offer.  So long as (i) there then exists no Default of Tenant, (ii) Dimensions International, Inc. (or any successor by Merger or any Affiliate) shall occupy the entire Premises, and (iii) this Lease is still in full force and effect, then if any space located in the Building shall become available for lease by Landlord, Landlord shall so notify Tenant, and shall identify the space available (the “Offered Space”) together with the rental rate and other terms and conditions (collectively, the “Terms”) under which in good faith Landlord intends to offer such space to third parties (which may include a term whose expiration date is not co-terminous with the term applicable to the space then constituting the Premises demised hereunder) and the date on which such Offered Space is expected to be available, and Tenant may, by giving notice to Landlord within ten (10) days after receipt of such notice, irrevocably elect to lease the Offered Space on the Terms.  If Tenant shall have so elected to lease the Offered Space, it shall enter into an amendment to this Lease within ten (10) days after it shall have received the same from Landlord, confirming the lease of such Offered Space to Tenant on the Terms.  If Tenant shall not elect to lease the Offered Space within the aforesaid 10-day period, then Landlord shall thereafter be free to lease any or all of such Offered Space to a third party or parties from time to time on such terms and conditions as it may deem appropriate, it being agreed that time is of the essence with respect to the exercise of Tenant’s rights under this paragraph.  The provisions hereof shall not apply, and space shall not be deemed “available for lease” hereunder if Landlord shall intend either (a) to enter into a lease of such space pursuant to the terms of the lease to Statoil Energy, Inc. or (b) to renew or extend the lease with (or grant a new lease to) Statoil Energy, Inc. or any other entity (or any party affiliated with such entity) then occupying such space pursuant to a sublease in effect as of the Date of this Lease.

ARTICLE 3

Commencement and Condition

3.1              Commencement Date.  The “Commencement Date” shall be the earlier to occur of (i) July 1, 2007 or (ii) the date that Landlord elects to have the term of this Lease commence pursuant to paragraph 10(b) of that certain Consent to Sublease Agreement (the “Consent”), dated March ___ 2004, by and among Landlord, Statoil Energy, Inc., Hess Energy, Inc. and Tenant.  Landlord and Tenant acknowledge that Tenant shall have occupied the Premises prior to the Commencement Date pursuant to a Sub-Sublease Agreement, dated ___________, 2004, by and between Hess Energy, Inc. and Tenant (the “Sublease”).  Landlord and Tenant agree that the Sublease and the Consent shall apply only through the day preceding the Commencement Date and, with respect to periods thereafter, Landlord’s and Tenant’s obligations shall be governed only by this Lease.

3.2              Condition/Delivery of the Premises.  Tenant acknowledges that it has inspected the Premises and the Building and has found the condition of both satisfactory and is not relying on any representations of Landlord or Landlord’s agents or employees as to such condition and is agreeing to accept the Premises in “as is” condition.

3.3              Preparation of the Premises.  Tenant may, at its sole cost and expense, have plans (“Tenant’s Plans”) prepared for certain improvements to the Premises that it desires to perform, which shall be in accordance with Landlord’s plan submission standards set forth in Exhibit C attached hereto and made a part hereof, and submit the same to Landlord for Landlord’s reasonable approval.  Promptly after approval of Tenant’s Plans by Landlord, Tenant shall exercise all reasonable efforts to complete the work specified therein (collectively, the “Third Floor Work”), in a timely manner.  Landlord shall provide Tenant with a single improvement allowance (the “Landlord’s Contribution”) equal to the lesser of the cost of the Third Floor Work shown by such invoices or $524,527.50.  For purposes of this paragraph, “cost” shall be the actual cost to Tenant of performing the Third Floor Work including, without limitation, all architectural and engineering fees and expenses and all contractor charges for the cost of the work and materials, profit, general conditions and overhead and supervision and all filing fees and other permitting costs.  Notwithstanding the foregoing, Landlord agrees that Tenant may apply up to $149,865.00 of Landlord’s Contribution towards independent third party “soft” costs associated with the Third Floor Work, including, without limitation, consulting fees, costs of cabling, set up of computers, modems, telephones, other office equipment and any applicable moving costs.

Tenant may requisition payment of Landlord’s Contribution monthly, provided that the installments (hereinafter “Progress Payments”) of Landlord’s Contribution shall not exceed the costs invoiced to Tenant as of the date of requisition toward which Landlord’s Contribution may be applied, less any amounts previously paid by Landlord.  Each requisition for a Progress Payment shall include (i) a detailed breakdown of the costs of the Third Floor Work incurred during the period covered by the requisition and to date, (ii) copies of invoices from Tenant’s architect, contractor and/or supplier(s), as applicable, for all such costs of the Third Floor Work (to the extent not submitted with a prior requisition), (iii) a certification from Tenant’s architect that all of the construction work to be paid for by the Progress Payment has been completed in accordance with Tenant’s Plans, and (iv) waivers and releases of liens from all parties providing labor or materials in connection with such portion of the Third Floor Work to be paid for by the Progress Payment and all prior work.  Landlord shall make each Progress Payment within thirty (30) days after Landlord’s receipt of a Progress Payment requisition with all required supporting documentation.  After the completion of all of the Third Floor Work, Tenant may submit a requisition to Landlord for payment of the balance of Landlord’s Contribution (the “Final Payment”).  Such requisition shall include (i) a detailed breakdown of all of the costs of the Third Floor Work, (ii) copies of invoices from Tenant’s architect, contractor and/or supplier(s), as applicable, for all costs to be reimbursed by the Final Payment, to the extent not previously provided, (iii) full and final lien waivers from all parties providing labor or materials in connection with the Third Floor Work and (iv) a certificate of occupancy for the Premises.  Landlord shall make the Final Payment to Tenant within thirty (30) days after Landlord’s receipt of a timely requisition for the Final Payment with all required supporting documentation.  Notwithstanding any of the foregoing, Landlord shall have no obligation to make any Progress Payment or the Final Payment at any time during which Tenant shall be in default of any of its obligations under this Lease.

Landlord and Tenant acknowledge that the Third Floor Work or portions thereof may be performed by Tenant prior to the Commencement Date (i.e., during the term of the Sublease) and, to the extent that any portion (or all) of Landlord’s Contribution has been applied towards any work performed prior to the Commencement Date, it shall not be available to Tenant during the term of this Lease.  Any Third Floor Work performed prior to the Commencement Date must be performed in accordance with the requirements of this Lease, including, without limitation, the requirements specified in Section 6.2.5, Exhibit C and Exhibit D.

ARTICLE 4

Rent, Additional Rent, Insurance and Other Charges

4.1              The Annual Fixed Rent.  Tenant shall pay Annual Fixed Rent to Landlord, or as otherwise directed by Landlord, without offset, abatement (except as provided in Article 7), deduction or demand.  Annual Fixed Rent shall be payable in equal monthly installments, in advance, on the first day of each and every calendar month during the term of this Lease, at the Original Address of Landlord, or at such other place as Landlord shall from time to time designate by notice, by check or wire transfer drawn on a domestic bank.

Annual Fixed Rent for any partial month shall be prorated on a daily basis (based on a 365 day year), and if Annual Fixed Rent commences on a day other than the first day of a calendar month, the first payment which Tenant shall make to Landlord shall be payable on the date Annual Fixed Rent commences and shall be equal to such pro-rated amount plus the installment of Annual Fixed Rent for the succeeding calendar month.

4.2              Additional Rent.  Tenant covenants and agrees to pay Tenant’s Percentage of Taxes and Operating Costs as provided in Sections 4.2.1 and 4.2.2 and all other charges and amounts payable by or due from Tenant to Landlord (all such amounts referred to in this sentence being “Additional Rent”).

4.2.1        Real Estate Taxes.  If Taxes (as hereinafter defined) assessed against the Property (or estimated to be due by governmental authority) for any fiscal tax period (a “Tax Year”) during the term of this Lease shall exceed Base Taxes, whether due to increase in rate or reassessment of the Property, or both, Tenant shall reimburse Landlord therefor, as Additional Rent, in an amount equal to Tenant’s Percentage of any such excess (the “Tax Excess”).  Except as otherwise provided in the immediately following paragraph, Tenant shall pay the Tax Excess to Landlord at least ten (10) days prior to the date or dates within any year during the term hereof that the same, or any fractional share thereof, shall be due and payable to any governmental authority responsible for collection of same (as stated in a notice to Tenant given at least thirty (30) days prior to the date or dates any such payment shall be due, which notice shall set forth the manner of computation of any Tax Excess due from Tenant), except that such payment shall be made to Landlord not later than ten (10) days after such notice to Tenant, if such notice is given subsequent to the date thirty (30) days prior to the date the same is due and payable as aforesaid.

At Landlord’s election, Tenant shall pay to Landlord, as Additional Rent on the first day of each calendar month during the term but otherwise in the manner provided for the payment of Annual Fixed Rent, estimated payments on account of the Tax Excess, such monthly amounts to be sufficient to provide Landlord by the time Tax payments are due or are to be made by Landlord a sum equal to the Tax Excess, as reasonably estimated by Landlord from time to time on account of Taxes for the then current Tax Year.  If the total of such monthly remittances for any Tax Year is greater than the Tax Excess for such Tax Year, Landlord shall credit such overpayment against Tenant’s subsequent obligations on account of Taxes (or promptly refund such overpayment if the term of this Lease has ended and Tenant has no further obligations to Landlord); if the total of such remittances is less than the Tax Excess for such Tax Year, Tenant shall pay the difference to Landlord within ten (10) days after being so notified by Landlord.

If, after Tenant shall have made all payments due to Landlord pursuant to this subsection 4.2.1, Landlord shall receive a refund of any portion of Taxes as a result of an abatement of such Taxes by legal proceedings, settlement or otherwise (without either party having any obligation to undertake any such proceedings), Landlord shall pay or credit to Tenant Tenant’s Percentage of that percentage of the refund (after first deducting actual, reasonable expenses, including attorneys’, consultants’ and appraisers’ fees, incurred in connection with obtaining any such refund) which equals the percentage of the applicable Tax Year included in the term hereof, provided however, in no event shall Tenant be entitled to receive more than the sum of payments actually made by Tenant on account of Taxes with respect to such Tax Year or to receive any payment if Taxes for any Tax Year are less than Base Taxes.

In the event that the Commencement Date shall occur or the term of this Lease shall expire or be terminated during any Tax Year, or should the Tax Year or period of assessment of real estate taxes be changed or be more or less than one (1) year, or should Tenant’s Percentage be modified during any Tax Year due to a change in the rentable area of the Building and/or the Premises or otherwise, as the case may be, then the amount of Tax Excess which may be otherwise payable by Tenant as provided in this subsection 4.2.1 shall be pro-rated on a daily basis based on a 365 day Tax Year.

“Taxes” shall mean all taxes, assessments, excises and other charges and impositions which are general or special, ordinary or extraordinary, foreseen or unforeseen, of any kind or nature which are levied, assessed or imposed at any time during the term by any governmental authority upon or against or with respect to the Property, Landlord or the owner or lessee of personal property used by or on behalf of Landlord in connection with the Property, or taxes in lieu thereof, and additional types of taxes to supplement real estate taxes due to legal limits imposed thereon.  If, at any time during the term of this Lease, any tax or excise on rents or other taxes, however described, are levied or assessed against Landlord, either wholly or partially in substitution for, or in addition to, real estate taxes assessed or levied on the Property, such tax or excise on rents from the Property shall be included in Taxes; however, Taxes shall not include franchise, estate, inheritance, succession, capital levy, income (except to the extent that a tax on income or revenue is levied solely on rental revenues and not on other types of income and then only from rental revenue generated by the Property) or excess profits taxes assessed on Landlord.  Taxes also shall include all actual court costs, attorneys’, consultants’ and accountants’ fees, and other expenses reasonably incurred by Landlord contesting Taxes through and including all appeals.  Taxes shall include any estimated payment made by Landlord on account of a fiscal tax period for which the actual and final amount of taxes for such period has-not been determined by the governmental authority as of the date of any such estimated payment.

4.2.2        Operating Costs.  If, during the term hereof, Operating Costs (as hereinafter defined) paid or incurred by Landlord in any twelve-month period established by Landlord (an “Operating Year”) shall exceed Base Operating Costs, Tenant shall reimburse Landlord for the Tenant’s Percentage of any such excess (such amount being hereinafter referred to as the “Operating Cost Excess”).  Within one hundred twenty (120) days after the end of each Operating Year, Landlord shall furnish to Tenant an itemized statement of Operating Costs, prepared, allocated and computed in accordance with generally accepted accounting principles, consistently applied (the “Final Statement”).  Any Final Statement shall be final and binding upon Tenant unless it shall within four (4) months after receipt thereof, contest any items therein by giving notice to Landlord specifying each item contested and the reasons therefor.  Except as otherwise provided in the immediately following paragraph, Tenant shall pay the Operating Cost Excess to Landlord within thirty (30) days from the date Landlord shall furnish to Tenant the Final Statement.

At the election of Landlord, Tenant shall pay to Landlord, as Additional Rent on the first day of each calendar month during the term but otherwise in the manner provided for the payment of Annual Fixed Rent, estimated payments on account of Operating Cost Excess, such monthly amounts to be sufficient to provide to Landlord, by the end of each Operating Year, a sum equal to the Operating Cost Excess for such Operating Year, as estimated by Landlord from time to time during such Operating Year.  If, at the expiration of each Operating Year in respect of which monthly installments of Operating Cost Excess shall have been made as aforesaid, the total of such monthly remittances is greater than the Operating Cost Excess for such Operating Year, Landlord shall credit such overpayment against Tenant’s subsequent obligations on account of Operating Costs (or promptly refund such overpayment if the term of this Lease has ended and Tenant has no further obligation to Landlord); if the total of such remittances is less than the Operating Cost Excess for such Operating Year, Tenant shall pay the difference to Landlord within ten (10) days after being so notified by Landlord.  In no event shall Tenant be entitled to receive any reimbursement or credit if Operating Costs for any Operating Year are less than Base Operating Costs.

In the event that the Commencement Date shall occur or the term of this Lease shall expire or be terminated during any Operating Year or Tenant’s Percentage shall be modified during any Operating Year due to a change in the rentable area of the Building and/or the Premises or otherwise, as the case may be, then the amount of Operating Cost Excess which may be payable by Tenant as provided in this subsection 4.2.2 shall be pro-rated on a daily basis based on a 365 day Operating Year.

“Operating Costs” shall include, without limitation, all costs and expenses paid or incurred for the operation, cleaning, management, maintenance, repair, upkeep and security of the Property, including, without limitation:

(a)               all salaries, wages, fringe benefits, payroll taxes and workmen’s compensation insurance premiums related thereto and all other costs paid or incurred with respect to employment of personnel engaged in operation, administration, cleaning, maintenance, repair, upkeep and security of the Property including, without limitation, supervisors, property managers, accountants, bookkeepers, janitors, carpenters, engineers, mechanics, electricians and plumbers;

(b)               all utilities and other costs related to provision of heat (including oil, steam and/or gas), electricity, air conditioning, and water (including sewer charges) and other utilities to the Property (exclusive of reimbursement to Landlord for any of same received as a result of direct billing to any tenant of the Building);

(c)                all costs, including supplies, material and equipment costs, for cleaning and janitorial services to the Property, the Building and, if applicable, adjacent walks and ways (including, without limitation, trash removal and interior and exterior window cleaning), and interior and exterior landscaping and pest control;

(d)               the cost of replacements for tools and other similar equipment used in the repair, maintenance, cleaning and protection of the Property, provided that, in the case of any such equipment used jointly on other property of Landlord, such costs shall be suitably prorated among the Property and such other properties;

(e)               all costs and premiums for fire, casualty, rental income, liability and such other insurance as may be maintained from time to time by Landlord relating to the Property and premiums for fidelity bonds covering persons having custody or control over funds or other property of Landlord relating to the Property;

(f)                 all costs of maintaining, repairing, decorating, operating, administering, inspecting and protecting the Property (including, without limitation, lighting, installation, maintenance, repair and alteration of signs, snow removal on the Property and adjacent walks and ways, paving, patching and restriping of parking areas and operation, maintenance, replacement and repair of heating, ventilating and air conditioning equipment, fire protection and security systems, elevators, roofs, parking areas and any other common Building equipment, systems or facilities), all costs of structural and other repairs and replacements (other than repairs for which Landlord has received full reimbursement from contractors, other tenants of the Building or from others) necessary to keep the Property in good working order, repair, appearance and condition;

(g)               costs of compliance with any laws, rules, regulations, ordinances, agreements or standards applicable to the Building or the Property, which conformance is not the responsibility of any tenant of the Building, and which Landlord elects or is required to perform, and costs of removal or remediation of any Hazardous Materials in the Building or Property, which is not the responsibility of any tenant of the Building, and which Landlord elects to perform;

(h)               all costs incurred in connection with the administration and supervision of all matters referred to in items (a) through (g) hereof and in performing Landlord’s obligations under Article 5, including Landlord’s office overhead costs provided that, if any such administrative or supervisory personnel are also employed on other property of Landlord, such cost of compensation shall be suitably prorated among the Property and such other properties;

(i)                 payments under all service contracts relating to matters referred to in Items (a) through (h) hereof;

(j)                 a management fee of up to four (4%) percent of gross rents payable by tenants of the Property; and

(k)               attorney’s fees and disbursements (exclusive of any such fees and disbursements incurred in tax abatement proceedings or in the preparation of leases) and auditing and other professional fees and expenses.

If, during the term of this Lease, Landlord shall make any capital expenditure, the total cost of which is not included in Operating Costs for the Operating Year in which it was made, Landlord may include in Operating Costs for the Operating Year in which such expenditure was made and in Operating Costs for each succeeding Operating Year an annual charge-off of such capital expenditure.  Annual charge-offs shall be equal to the level payments of principal and interest necessary to amortize the original capital expenditure over the useful life of the improvement, repair, alteration or replacement made with the capital expenditure using an interest rate reasonably determined by Landlord as being the interest rate being charged at the time of the original capital expenditure for long-term mortgages by institutional lenders on like properties within the greater Alexandria, Virginia area; and the useful life shall be determined reasonably by Landlord in accordance with generally accepted accounting principles, consistently applied.

In addition, if during any portion of any Operating Year for which Operating Costs are being computed, less than ninety-five percent (95%) of the rentable area of the Building was leased to tenants or if Landlord is supplying less than ninety-five percent (95%) of the rentable area of the Building with the services and utilities being supplied hereunder, Landlord shall reasonably project, on an item-by-item basis, the Operating Costs that would have been incurred if ninety-five percent (95%) of the Building were occupied for such Operating Year and such services and utilities were being supplied to ninety-five percent (95%) of the rentable area of the Building, and such projected amount shall, for the purposes hereof, be deemed to be the Operating Costs for such Operating Year.

4.2.3        Audit Right.  Provided Tenant shall have timely paid all amounts invoiced by Landlord on account of Operating Costs for the applicable Operating Year, Landlord shall permit Tenant and its accountants, at Tenant’s expense except as otherwise hereinafter provided, to review, at Landlord’s home office or other location containing such records, any of Landlord’s invoices and statements relating to Operating Costs for such Operating Year, provided that such review is commenced within four (4) months of Tenant’s receipt of the Final Statement and thereafter undertaken by Tenant and its accountants (but not any party compensated by Tenant on a contingency fee arrangement) with due diligence.  If Tenant objects to Landlord’s accounting of any Operating Costs and elects to review Landlord’s documentation as provided above, Tenant shall complete its review of Landlord’s invoices and statements within two (2) months of the commencement of such review.  On or before the date six (6) months following receipt of the Final Statement, Tenant shall notify Landlord that Tenant disputes the correctness of such accounting, specifying the particular line items in which the accounting is claimed to be incorrect.  If such dispute has not been settled by agreement within two (2) months thereafter, either party may submit the dispute to arbitration in accordance with the commercial arbitration rules of the American Arbitration Association.  The decision of the arbitrators shall be final and binding on Landlord and Tenant and judgment thereon may be entered in any court of competent jurisdiction.

If it should be agreed or decided that Operating Costs were overstated by five percent (5%) or more, then Landlord shall promptly reimburse Tenant for the reasonable costs incurred by Tenant in reviewing Landlord’s invoices and statements, Tenant’s reasonable arbitration costs plus any excess amount paid by Tenant on account of overstated Operating Costs and interest at the Default Rate.  If it should be agreed or decided that Operating Costs were not overstated at all, then Tenant shall, as Additional Rent, promptly reimburse Landlord for its costs incurred in the arbitration and in preparing for Tenant’s review of invoices and statements, and if Operating Costs shall have been understated or Tenant shall not have paid the Operating Cost Excess in full, Tenant shall, as Additional Rent, promptly pay any deficiency in the payments thereafter made on account of Operating Cost Excess.  If it should be agreed or decided that Operating Costs were overstated by less than five percent (5%), Landlord shall promptly reimburse Tenant any excess amount paid by Tenant on account of overstated Operating Costs, with interest at the Default Rate, and each party shall be responsible for its own costs incurred in connection with such dispute.

Tenant shall keep confidential (and shall cause any third party assisting Tenant with any such audit to keep confidential) all information obtained during the audit process including any settlements or arbitration awards made.  Landlord may require Tenant to execute and deliver a separate confidentiality agreement further specifying Tenant’s obligations and Landlord’s remedies for breach, as a condition to commencement of the audit.

4.3              Personal Property and Sales Taxes.  Tenant shall pay all taxes charged, assessed or imposed upon the personal property of Tenant and all taxes on the sales of services or inventory, merchandise and any other goods by Tenant in or upon the Premises.

4.4              Insurance.

4.4.1    Tenant shall, at its expense, take out and maintain, throughout the term of this Lease, the following insurance:

(a)               Commercial general liability insurance (on an occurrence basis and on a 1988 ISO CGL form or its equivalent, including without limitation, broad form contractual liability, bodily injury, property damage, fire legal liability, and products and completed operations coverage) under which Tenant is named as an insured and Landlord and Landlord’s Agent (and the holder of any mortgage on the Premises or Property, as set out in a notice from time to time) are named (on an ISO Form 20226 or as otherwise acceptable to Landlord) as additional insureds as their interests may appear, in an amount which shall, at the beginning of the term, be at least equal to the Commercial General Liability Insurance Limits, and, which, from time to time during the term, shall be for such higher limits, if any, as Landlord shall determine to be customarily carried in the area in which the Premises are located at property comparable to the Premises and used for similar purposes;

(b)               Worker’s compensation insurance with statutory limits covering all of Tenant’s employees working on the Premises; and

(c)                So-called “special form” property insurance on a “replacement cost” basis with an agreed value endorsement covering all furniture, furnishings, fixtures and equipment and other personal property brought to the Premises by Tenant or any party claiming under Tenant and all improvements and betterments to the Premises performed at Tenant’s expense.

4.4.2    All such policies shall contain deductibles not in excess of that reasonably approved by Landlord, shall contain a clause confirming that such policy and the coverage evidenced thereby shall be primary with respect to any insurance policies carried by Landlord and shall be obtained from responsible companies qualified to do business and in good standing in the state or district in which the Property is located, which companies shall have a general policy holder’s rating in Best’s of at least A+ X or otherwise be acceptable to Landlord.  A certificate (on ACORD Form 27 or its equivalent) of the insurer, certifying that such policy has been issued and paid in full, providing the coverage required by this Section and containing provisions specified herein, shall be delivered to Landlord prior to the commencement of the term of this Lease and, upon renewals, not less than thirty (30) days prior to the expiration of such coverage.  Each such policy shall be non-cancelable with respect to the interest of Landlord and such mortgagees of the Property (and others that are in privity of estate with Landlord of which Landlord provides notice to Tenant from time to time) without at least thirty (30) days’ prior written notice thereto.  Any insurance required of Tenant under this Lease may be furnished by Tenant under a blanket policy carried by it provided that such blanket policy shall reference the Premises, and shall guarantee a minimum limit available for the Premises equal to the insurance amounts required in this Lease.  Landlord may, at any time, and from time to time, inspect and/or copy any and all insurance policies required to be procured by Tenant hereunder.

4.4.3    Landlord and Tenant shall each endeavor to secure an appropriate clause in, or an endorsement upon, each property damage insurance policy obtained by it and covering the Building, the Premises or the personal property, fixtures and equipment located therein or thereon, pursuant to which the respective insurance companies waive subrogation and permit the insured, prior to any loss, to agree with a third party to waive any claim it might have against said third party.  The waiver of subrogation or permission for waiver of any claim hereinbefore referred to shall extend to the agents of each party and its employees and, in the case of Tenant, shall also extend to all other persons and entities occupying or using the Premises by, through or under Tenant.  If and to the extent that such waiver or permission can be obtained only upon payment of an additional charge then the party benefiting from the waiver or permission shall pay such charge upon demand, or shall be deemed to have agreed that the party obtaining the insurance coverage in question shall be free of any further obligations under the provisions hereof relating to such waiver or permission from such insurance companies.

Subject to the foregoing provisions of this Subsection 4.4.3, and insofar as may be permitted by the terms of the insurance policies carried by it, each party hereby releases the other with respect to any claim which it might otherwise have against the other party for any loss or damage excluding any deductible amounts, to the extent such damage is actually covered or would have been covered by policies of insurance required by this Lease to be carried by the respective parties hereunder.  In addition, Tenant agrees to exhaust any and all claims against its insurer(s) prior to commencing an action against Landlord for any property loss.

4.5              Utilities.  Tenant shall pay all charges for telephone and other utilities or services not supplied by Landlord pursuant to Subsections 5.1.1 and 5.1.2, whether designated as a charge, tax, assessment, fee or otherwise, all such charges to be paid as the same from time to time become due.  Except as otherwise provided in this Subsection 4.5 or in Article 5, it is understood and agreed that Tenant shall make its own arrangements for the installation or provision of all utilities and services and that Landlord shall be under no obligation to furnish any utilities to the Premises.

4.6              Late Payment of Rent.  If any installment of Annual Fixed Rent or any Additional Rent is not paid on or before the date the same is due, it shall bear interest (as Additional Rent) from the date due until the date paid at the Default Rate (as defined in Section 8.4).  In addition, if any installment of Annual Fixed Rent or Additional Rent is unpaid for more than five (5) days after the date due, Tenant shall pay to Landlord a late charge equal to the greater of One Hundred Dollars ($100) or ten percent (10%) of the delinquent amount.  The parties agree that the amount of such late charge represents a reasonable estimate of the cost and expense that would be incurred by Landlord in processing and administration of each delinquent payment by Tenant, but the payment of such late charges shall not excuse or cure any default by Tenant under this Lease.  Absent specific provision to the contrary, all Additional Rent shall be due and payable in full ten (10) days after demand by Landlord.

ARTICLE 5

Landlord’s Covenants

5.1              Affirmative Covenants.  Landlord shall, during the term of this Lease provide the following:

5.1.1        Heat and Air-Conditioning.  Landlord shall provide and maintain heat, ventilation and air-conditioning equipment (“HVAC”) sufficient to maintain the Premises at comfortable temperatures for general office use, subject to all federal, state and municipal regulations, during Normal Building Operating Hours (as defined in the Rules and Regulations) and subject to compliance by Tenant with the following and the provisions of Section 6.2.4.  If Tenant shall require HVAC at times other than Normal Building Operating Hours, Landlord may furnish such service and Tenant shall pay therefor such charges as may from time to time be in effect (which charges, as of the Date of this Lease, are $50.00 per hour).  If the temperature otherwise maintained in any portion of the Premises by the HVAC system is affected as a result of (i) the type or quantity of any lights, machines or equipment used by Tenant in the Premises, (ii) the occupancy of any portion of the Premises by more than one person per two hundred (200) square feet of rentable area, (iii) an electrical load for lighting or power in excess of the limits specified in Section 6.2.4, or (iv) any partitioning or other improvements installed by Tenant, then at Tenant’s sole cost, Landlord may install any equipment, or modify any existing equipment Landlord deems necessary to restore the temperature balance.  Tenant agrees to use reasonable efforts to keep closed, when necessary, blinds or other window treatments which, because of the sun’s position, must be closed to provide for the efficient operation of the air conditioning system, and Tenant agrees to cooperate with Landlord and to abide by the reasonable regulations and requirements which Landlord may prescribe for the proper functioning and protection of the HVAC system.

5.1.2        Cleaning; Water.  Landlord shall provide cleaning, maintenance and landscaping to the common areas of the Building and Property (including snow removal to the extent necessary to maintain reasonable access to the Building) in accordance with standards generally prevailing throughout the term hereof in comparable office buildings in the greater Alexandria, Virginia area; and furnish water for ordinary drinking, lavatory and toilet facilities (as opposed to special laboratory or other uses in excess of general office uses) and to cause the Premises to be cleaned in accordance with standards of comparable office buildings in the greater Alexandria, Virginia area.  Tenant shall pay to Landlord upon invoice the actual costs incurred by Landlord for (x) extra cleaning work in the Premises required because of carelessness, indifference, misuse or neglect on the part of Tenant or its subtenants or its or their employees or visitors, and (y) removal from the Premises and the Building of any refuse and rubbish of Tenant in excess of that ordinarily accumulated in business office occupancy, including, without limitation, kitchen refuse, or at times other than Landlord’s standard cleaning times.  Notwithstanding the foregoing, Landlord shall not be required to clean any portions of the Premises used for preparation, serving or consumption of food or beverages or other special purposes if same require greater or more difficult cleaning work than office areas, and Tenant agrees, at Tenant’s expense, to retain Landlord’s cleaning contractor to perform such extra cleaning, provided that the charges of such cleaning contractor shall be commercially reasonable.

Landlord, its cleaning contractor and their respective employees shall have access to the Premises after 6:00 p.m. and before 8:00 a.m. and shall have the right to use, without charge therefor, all light, power and water in the Premises reasonably required to clean the Premises as required hereunder.

If Tenant uses water for any purpose other than ordinary drinking, lavatory and toilet purposes, Landlord may assess a reasonable charge for the additional water so used, or install a water meter and thereby measure Tenant’s water consumption for all purposes.  In the latter event, Tenant shall pay the cost of the meter and the cost of installation thereof and shall keep such meter and installation equipment in good working order and repair.  Tenant agrees to pay for water consumed, as shown on such meter, together with the sewer charge based on such meter charges, as and when bills are rendered, and if Tenant shall fail to make such payment, Landlord may pay such charges and collect the same from Tenant as Additional Rent.

5.1.3        Elevator, Lighting and Electricity.  Landlord shall furnish non-exclusive passenger elevator service from the lobby to the Premises; purchase and install all lamps, tubes, bulbs, starters and ballasts for building standard lighting fixtures in the Premises; provide lighting to public and common areas of the Property, and arrange for the supply of electrical power to the Premises to accommodate a load not exceeding the limitations contained in Section 6.2.4.

Landlord shall have the right to discontinue furnishing electricity to the Premises at any time upon not less than thirty (30) days’ notice to Tenant provided Landlord shall, at Landlord’s expense, separately meter the Premises.  If Landlord exercises such right, from and after the effective date of such discontinuance, Landlord shall not be obligated to furnish electricity to the Premises, and

(i)                 Annual Fixed Rent shall be reduced by an amount equal to the product of the square footage of the Premises multiplied by the cost on a per square footage basis (the “Electricity Cost”) of supplying electricity for connected lights and power for space leased to tenants of the Building in the period established by Base Operating Costs;

(ii)               Base Operating Costs shall be reduced by the product of the square footage of all areas in the Building leased or intended to be leased to tenants multiplied by the Electricity Cost (on a per square footage basis);

(iii)             in the computation of Operating Costs, only the cost of electricity supplied to those portions of the Building other than those leased or intended to be leased to tenants for their exclusive use or occupancy, i.e. only those areas which are so-called common areas, shall be included; and

(iv)             Landlord shall permit Landlord’s existing wires, risers, conduits and other electrical equipment of Landlord to be used to supply electricity to Tenant provided that the limits set forth above shall not be exceeded.

From time to time during the term of this Lease, Landlord shall have the right to have an electrical consultant (“Landlord’s Electrical Consultant”) selected by Landlord make a survey of Tenant’s electric usage.  The determination of Landlord’s Electrical Consultant shall be conclusive and binding upon Tenant unless Tenant, not later than thirty (30) days following the date upon which the survey is delivered to Tenant, shall advise Landlord in writing if Tenant is of the reasonable opinion that such determination is erroneous.  In such event, Tenant shall, at its own expense, obtain from a reputable, independent electrical consultant selected by Tenant (“Tenant’s Electrical Consultant”) its own survey of Tenant’s electric usage.  Tenant’s Electrical Consultant and Landlord’s Electrical Consultant shall then seek to agree on a final determination of such change in the electric usage.  If they cannot agree, they shall choose a third reputable electrical consultant (the “Independent Electrical Consultant”) the cost of which shall be shared equally by Landlord and Tenant, to make a similar survey.  The determination of the electric usage by the Independent Electrical Consultant shall be binding on both parties.  In the event that the final determination shows that Tenant has exceeded the requirements set forth in Section 6.2.4, in addition to any other rights Landlord may have hereunder, Tenant shall, upon demand, reimburse Landlord for the cost of the survey performed by Landlord’s Electrical Consultant and the cost, as determined by such consultant, of such excess electricity usage, retroactively from the most recent anniversary of the Commencement Date.

5.1.4        Repairs.  Except as otherwise expressly provided herein, Landlord shall make such repairs and replacements to the roof, exterior walls, floor slabs and other structural components of the Building, and to the common areas and facilities of the Building (including any plumbing, electrical, HVAC equipment, elevators and any other common equipment or systems in the Building) as may be necessary to keep them in good repair and condition (exclusive of equipment installed by Tenant and except for those repairs required to be made by Tenant pursuant to Subsection 6.1.3 hereof and repairs or replacements occasioned by any act or negligence of Tenant, its servants, agents, customers, contractors, employees, invitees, or licensees).

5.2              Interruption.  Landlord shall be under no responsibility or liability for failure, interruption or unavailability of any services, facilities, utilities, repairs or replacements or inability to provide access or inability to perform any other obligation under this Lease caused by breakage, accident, fire, flood or other casualty, strikes or other labor trouble, order or regulation of or by any governmental authority, inclement weather, repairs, inability to obtain or shortages of supplies, labor or materials, war, civil commotion or other emergency, transportation difficulties or due to any act or neglect of Tenant or Tenant’s servants, agents, employees or licensees or for any other cause beyond the reasonable control of Landlord, and in no event for any indirect or consequential damages to Tenant; and failure or omission on the part of Landlord to furnish any of same for any of the reasons set forth in this paragraph shall not be construed as an eviction of Tenant, actual or constructive, nor entitle Tenant to an abatement of rent, nor render the Landlord liable in damages, nor release Tenant from prompt fulfillment of any of its covenants under this Lease.

Landlord reserves the right to deny access to the Building and to interrupt the services of the HVAC, plumbing, electrical or other mechanical systems or facilities in the Building when necessary from time to time by reason of accident or emergency, or for repairs, alterations, replacements or improvements which in the reasonable judgment of Landlord are desirable or necessary, until such repairs, alterations, replacements or improvements shall have been completed.  Landlord shall use reasonable efforts to minimize the duration of any such interruption and to give to Tenant at least three (3) days’ notice if service is to be interrupted, except in cases of emergency.

Notwithstanding the foregoing, if due to Landlord’s default, (i) the Premises or any portion thereof are unusable by Tenant for a period of more than seven (7) consecutive Business Days following notice from Tenant due to (I) a lack of any of water, sewer, elevator service, access or electricity or (II) the failure by Landlord to perform repairs which Landlord is obligated to perform pursuant to Section 5.1.4, and (ii) Tenant shall, concurrently with the giving of such notice, discontinue use of the Premises or the portion thereof which is unusable as a result (other than for sporadic purposes such as salvage, security or retrieval of property), then as Tenant’s sole remedy the Annual Fixed Rent and Additional Rent on account of Taxes and Operating Costs shall be equitably abated for such portion of the Premises rendered unusable for the period commencing on the expiration of such seven (7) Business Day period and ending on the date that the Premises (or such portion) is rendered usable.  If more than fifty percent (50%) of the Premises is rendered unusable and if Tenant shall vacate the entire Premises, then the aforesaid abatement shall be a full abatement.  Any notice from Tenant pursuant to the first sentence of this paragraph shall expressly state that the failure of Landlord to cure any claimed default timely shall give rise to Tenant’s rights of rent abatement.

5.3              Outside Services.  In the event Tenant wishes to obtain services or to hire vendors relating to the Premises, Tenant shall first obtain the prior approval of Landlord, not to be unreasonably withheld or delayed, for the installation and/or utilization of such services or vendors.  Such services shall include, but shall not be limited to, utility providers, security services, moving services, equipment installers and the like.  Notwithstanding any Landlord approval of the installation and/or utilization of such services or vendors, such installation and utilization shall be at Tenant’s sole cost, risk and expense.

5.4              Access to Building.  During Normal Building Operating Hours, the Building shall, subject to the provisions of Section 5.2, be open and access to the Premises shall be freely available, subject to the Rules and Regulations.  During periods other than Normal Building Operating Hours, Tenant shall have access to the Premises, but such access shall also be subject to the Rules and Regulations.  Tenant acknowledges that Tenant is responsible for providing security to the Premises following Tenant’s entry onto the Premises for any reason and for its own personnel whenever located therein.  Subject to the foregoing, Landlord shall, at all times, retain the right to control and prevent such access by all persons whose presence, in the sole discretion of Landlord, may jeopardize the safety, protection, character, reputation and interests of the Building and its tenants or occupants.  Landlord shall in no case be liable for damages resulting from any error with regard to the admission or exclusion of any person from the Building.

5.5              Parking.  During the term of this Lease, Landlord shall provide Tenant with access to parking spaces at the Property as follows:

(a)               Tenant shall be entitled to use (i) three (3) reserved parking spaces located near the main Building entrance (to be identified with lettering or numbering painted on the parking spaces), (ii) seven (7) reserved parking spaces located in the covered parking facility in a location determined by mutual agreement of Landlord and Tenant and (iii) eighty-one (81) parking spaces in the surface parking lot located on the Property on an unreserved, first come – first served basis.  All such parking spaces shall be provided at no additional charge throughout the term of this Lease.

(b)               Tenant, its employees and invitees shall use the parking lots on the Property (collectively, the “Parking Facilities”) for the parking of passenger vehicles only.  No vehicles shall be left in the Parking Facilities overnight for more than seven (7) consecutive days without first notifying Landlord or its designated property management company.

(c)                Landlord reserves the right to designate and redesignate reserved and unreserved parking areas within the Parking Facilities (for some or all tenants), to implement and modify systems to regulate access to and use of the Parking Facilities, to change entrances or exits and alter traffic flow within the Parking Facilities and to modify the Parking Facilities to any extent.

(d)               Landlord reserves the right to implement and modify systems to regulate access to and use of the Parking Facilities, including, without limitation, parking passes, parking stickers, and card key access, or any other system reasonably designated by Landlord.

(e)               Tenant acknowledges that Landlord is not required to provide any security or security services for the Parking Facilities.

(f)                 Tenant hereby indemnifies and shall hold Landlord harmless from and against all claims, loss, cost, or damage arising out of the use by Tenant and its employees and invitees of the Parking Facilities, except to the extent caused by the gross negligence or willful misconduct of Landlord or Landlord’s agent or employees.

(g)               Tenant shall use all reasonable efforts to cause its employees and invitees to comply with all reasonable rules and regulations pertaining to the Parking Facilities, as the same may be established and amended, from time to time, and Tenant hereby agrees to indemnify and hold Landlord harmless from any claim, cost or liability arising from any breach by Tenant, or its employees or invitees of any such rules or regulations.

5.6              Indemnification.  Subject to all limitations, waivers, exclusions and conditions contained in this Lease (each of which shall control in the event of any conflict or inconsistent with this Section 5.6), Landlord shall indemnify Tenant and hold Tenant harmless from and against any and all claims, liabilities or penalties asserted by or on behalf of any third party on account of bodily injury or death arising out of the negligence or other wrongful conduct of Landlord or its agents, contractors or employees during the term of this Lease; and, in case of any action or proceeding brought against Tenant by reason of any such claim, Landlord, upon notice from Tenant and at Landlord’s expense, shall resist or defend such action or proceeding and employ counsel therefor reasonably satisfactory to Tenant.

ARTICLE 6

Tenant’s Additional Covenants

6.1              Affirmative Covenants.  Tenant shall do the following:

6.1.1        Perform Obligations.  Tenant shall perform promptly all of the obligations of Tenant set forth in this Lease; and pay when due the Annual Fixed Rent and Additional Rent and all other amounts which by the terms of this Lease are to be paid by Tenant.

6.1.2        Use.  Tenant shall, during the term of this Lease, use the Premises only for the Permitted Uses and from time to time, procure and maintain all licenses and permits necessary therefor and for any other use or activity conducted at the Premises, at Tenant’s sole expense.  The Permitted Uses shall expressly exclude use for utility company offices, or employment agency or governmental or quasi-governmental offices.

6.1.3        Repair and Maintenance.  Tenant shall, during the term of this Lease, maintain the Premises in neat and clean order and condition and perform all repairs to the Premises and all fixtures, systems, and equipment therein (including Tenant’s equipment and other personal property) as are necessary to keep them in good and clean working order, appearance and condition, reasonable use and wear thereof and damage by fire or by unavoidable casualty only excepted and shall replace any damaged or broken glass in windows and doors of the Premises (except glass in the exterior walls of the Building) with glass of the same quality as that damaged or broken.  To the extent that Landlord is obligated to maintain the same pursuant to Section 5.1.4 of this Lease, Tenant shall have no obligation to maintain or repair any of the base building, plumbing, electrical or HVAC systems or any other structural component of the Building.

6.1.4        Compliance with Law.  Tenant shall, during the term of this Lease, make all repairs, alterations, additions or replacements to the Premises required by any law or ordinance or any order or regulation of any public authority; keep the Premises safe and equipped with all safety appliances so required; and comply with, and perform all repairs, alterations, additions or replacements required by, the orders and regulations of all governmental authorities with respect to zoning, building, fire, health and other codes, regulations, ordinances or laws applicable to the Premises or other portions of the Property and arising out of any use being conducted in or on the Premises or arising out of any work performed by Tenant, except that Tenant may (but only so long as (i) Landlord shall not be subject to any fine or charge, (ii) neither the Property nor any portion thereof shall be subject to being condemned or vacated and (iii) neither the Property nor any portion thereof shall be subject to any lien or encumbrance) defer compliance so long as the validity of any such law, ordinance, order or regulation shall be contested by Tenant in good faith and by appropriate legal proceedings, if Tenant first gives Landlord assurance or security against any loss, cost or expense on account thereof in form and amount acceptable to Landlord.

6.1.5        Indemnification.  Tenant shall neither hold, nor attempt to hold, Landlord or its employees or Landlord’s agents or their employees liable for, and Tenant shall indemnify and hold harmless Landlord, its employees and Landlord’s agents and their employees from and against, any and all demands, claims, causes of action, fines, penalties, damage, liabilities, judgments and expenses (including, without limitation, attorneys’ fees) incurred in connection with or arising from: (i) the use or occupancy or manner of use or occupancy of the Premises by Tenant or any person claiming under Tenant; (ii) any matter occurring on the Premises during the term; (iii) any acts, omissions or negligence of Tenant or any person claiming under Tenant, or the contractors, agents, employees, invitees or visitors of Tenant or any such person; (iv) any breach, violation or nonperformance by Tenant or any person claiming under Tenant or the employees, agents, contractors, invitees or visitors of Tenant or any such person of any term, covenant or provision of this Lease or any law, ordinance or governmental requirement of any kind; and (v) any injury or damage to the person, property or business of Tenant, its employees, agents, contractors, invitees, visitors or any other person entering upon the Property under the express or implied invitation of Tenant.  If any action or proceeding is brought against Landlord or its employees or Landlord’s agents or their employees by reason of any such claim, Tenant, upon notice from Landlord, shall defend the same, at Tenant’s expense, with counsel reasonably satisfactory to Landlord.  Notwithstanding the foregoing in no event shall this Section 6.1.5 require Tenant to indemnify or defend Landlord or its employees or Landlord’s agents or their employees against any loss, cost, damage, liability, claim, or expense to the extent arising out of the gross negligence or willful misconduct of Landlord or its employees or Landlord’s agents or their employees.

6.1.6        Landlord’s Right to Enter.  Tenant shall, during the term of this Lease, permit Landlord and its agents and invitees to enter into and examine the Premises at reasonable times and to show the Premises to prospective lessees, lenders, partners and purchasers and others having a bonafide interest in the Premises, and to make such repairs, alterations and improvements and to perform such testing and investigation as Landlord shall reasonably determine to make or perform.  Except in instances posing an imminent threat to life or property, Landlord shall endeavor to comply with Tenant’s reasonable security requirements of which Tenant shall have given Landlord prior notice and to give Tenant reasonable notice (not less than twenty-four hours in advance) prior to making any non-routine entry onto the Premises provided, however, notwithstanding Section 10.1 to the contrary, such notice may be made orally to any employee or agent of Tenant.  Landlord shall, to the extent practical, use reasonable efforts to minimize interference with the conduct of Tenant’s business in the Premises as a result of any such entry, provided, however, such efforts shall not require Landlord to incur additional cost or liability.

6.1.7        Personal Property at Tenant’s Risk.  Tenant shall, during the term of this Lease keep, at the sole risk and hazard of Tenant, all of the furnishings, fixtures, equipment, effects and property of every kind, nature and description of Tenant and of all persons claiming by, through or under Tenant which may be on the Property, and if the whole or any part thereof shall be destroyed or damaged by fire, water or otherwise, or by the leakage or bursting of water pipes, steam pipes, or other pipes, by theft or from any other cause, Tenant shall hold harmless and indemnify Landlord from and against any and all injury, loss, damage or liability to Tenant or to any other person or entity arising out of said loss or damage.

6.1.8        Payment of Landlord’s Cost of Enforcement.  Tenant shall pay on demand Landlord’s actual expenses, including reasonable attorneys’ fees, incurred in enforcing any obligation of Tenant under this Lease or in curing any default by Tenant under this Lease as provided in Section 8.4.

6.1.9        Yield Up.  Tenant shall, at the expiration or earlier termination of the term of this Lease, surrender all keys to the Premises; remove all of its trade fixtures and personal property in the Premises; remove such installations, alterations and improvements made (or if applicable, restore any items removed) by or on behalf of Tenant (including those made prior to the Commencement Date) as Landlord may request including, without limitation, computers, phones and other cabling, and all Tenant’s signs wherever located (Landlord agreeing that, if Tenant shall request such a determination from Landlord at the time Tenant shall request Landlord’s approval of plans for any alterations including Tenant’s Plans, Landlord shall, at the time of plan approval, identify which alterations must be removed on or prior to the expiration or earlier termination of the term); repair all damage caused by such removal; and vacate and yield up the Premises (including all installations, alterations and improvements made by or on behalf of Tenant except as Landlord shall request Tenant to remove), broom clean and in the same good order and repair in which Tenant is obliged to keep and maintain the Premises by the provisions of this Lease, normal wear and tear excepted.  Any property not so removed shall be deemed abandoned and may be removed and disposed of by Landlord in such manner as Landlord shall determine and Tenant shall pay Landlord the entire cost and expense incurred by it in effecting such removal and disposition and in making any incidental repairs and replacements to the Premises and for use and occupancy during the period after the expiration or earlier termination of the term of this Lease and prior to the performance by Tenant of its obligations under this subsection 6.1.9.  Tenant shall further indemnify Landlord against all loss, cost and damage resulting from Tenant’s failure or delay in surrendering the Premises as above provided.

6.1.10    Rules and Regulations.  Tenant shall, during the term of this Lease, observe and abide by the Rules and Regulations of the Building set forth as Exhibit B, as the same may from time to time be amended, revised or supplemented (the “Rules and Regulations”).  Tenant shall further be responsible for compliance with the Rules and Regulations by the employees, servants, agents and visitors of Tenant.  The failure of Landlord to enforce any of the Rules and Regulations against Tenant, or against any other tenant or occupant of the Building, shall not be deemed to be a waiver of such Rules and Regulations.  Tenant shall be liable for all injuries or damages sustained by Landlord or Landlord’s agents or by other tenants, occupants or invitees of the Building arising by reason of any breach of the Rules or Regulations by Tenant or by Tenant’s agents or employees.  Landlord shall use reasonable efforts to enforce the Rules and Regulations in a nondiscriminatory manner subject to any contractual limitations or limitations imposed by law.

6.1.11    Estoppel Certificate.  Tenant shall, within ten (10) days’ following written request by Landlord, execute, acknowledge and deliver to Landlord a statement in form satisfactory to Landlord in writing certifying that this Lease is unmodified and in full force and effect and that Tenant has no defenses, offsets or counterclaims against its obligations to pay the Annual Fixed Rent and Additional Rent and any other charges and to perform its other covenants under this Lease (or, if there have been any modifications, that this Lease is in full force and effect as modified and stating the modifications and, if there are any defenses, offsets or counterclaims, setting them forth in reasonable detail), the dates to which the Annual Fixed Rent and Additional Rent and other charges have been paid, and any other matter pertaining to this Lease.  Any such statement delivered pursuant to this subsection 6.1.11 may be relied upon by any prospective purchaser or mortgagee of the Property, or any prospective assignee of such mortgage.

6.1.12    Landlord’s Expenses For Consents.  Tenant shall reimburse Landlord, as Additional Rent, promptly on demand for all reasonable legal, engineering and other professional services expenses incurred by Landlord in connection with all requests by Tenant for consent or approval pursuant to Sections 6.2.1, 6.2.3, 6.2.4, 6.2.5 and 6.2.7 hereof.

6.1.13    Financial Information.  Tenant shall, from and after the Date of this Lease and thereafter throughout the term of this Lease, provide Landlord with such information as to Tenant’s financial condition and/or organizational structure as Landlord or the holder of any mortgage of the Property requires, within fifteen (15) days of request, and Landlord agrees to treat any such information as confidential.  Landlord agrees that Tenant shall not be required to supply such financial information more than twice within any calendar year.

6.2              Negative Covenants.  Tenant shall not do the following.

6.2.1        Assignment and Subletting.

(a)               Tenant shall not assign, mortgage, pledge, hypothecate, encumber or otherwise transfer this Lease or any interest herein or sublease (which term shall be deemed to include the granting of concessions and licenses and the like) all or any part of the Premises or suffer or permit this Lease or the leasehold estate hereby created or any other rights arising under this Lease to be assigned, transferred, mortgaged, pledged, hypothecated or encumbered, in whole or in part, whether voluntarily, involuntarily or by operation of law, or permit the use or occupancy of the Premises by anyone other than Tenant, or the Premises to be offered or advertised for assignment or subletting, except as hereinafter provided.  Unless Tenant’s stock shall be traded on a domestic national securities exchange, the following shall be deemed to be an assignment of the Lease; (i) any transfer of the stock or partnership or beneficial interests or other evidences of ownership of Tenant or the issuance of additional stock or partnership or beneficial interests or other indicia of ownership in Tenant which results in a change of control of Tenant or (ii) any transaction pursuant to which Tenant is merged or consolidated with another entity or (iii) any transaction pursuant to which all or substantially all of Tenant’s assets are transferred to any other entity.  The term “control” shall mean the ownership, directly or indirectly, of more than fifty percent (50%) of the outstanding voting stock of a corporation or other equity interest if Tenant is not a corporation.

(b)               Notwithstanding the foregoing, Tenant may, without the need for Landlord’s consent, but only upon not less than ten (10) days prior notice to Landlord, assign its interest in this Lease (a “Permitted Assignment”) to (i) any entity which shall be a successor to Tenant either by merger or consolidation (a “Merger”) or to a purchaser of all or substantially all of Tenant’s assets in either case provided the successor or purchaser shall have a tangible net worth, after giving effect to the transaction, of not less than the greater of the net worth of Tenant named in Section 1.1 as of the Date of this Lease or the net worth of Tenant named in Section 1.1 immediately prior to such Merger or sale (the “Required Net Worth”) or (ii) any entity (an “Affiliate”) which is a direct or indirect subsidiary or parent (or a direct or indirect subsidiary of a parent) of the named Tenant set forth in Section 1.1, in either case of (i) or (ii) only so long as (I) the principal purpose of such assignment is not the acquisition of Tenant’s interest in this Lease (except if such assignment is made for a valid intracorporate business purpose to an Affiliate) and is not made to circumvent the provisions of this Section 6.2.1, (II) except if pursuant to a Merger permitted by clause (i) above, Tenant shall, contemporaneously with such assignment, provide Landlord with a fully executed counterpart of any such assignment, which assignment shall comply with the provisions of this Section 6.2.1 and shall include an agreement by the assignee in form reasonably satisfactory to Landlord, to be bound by all of the terms of this Lease, (III) in the case of an actual or deemed assignment pursuant to clause (i), Tenant shall provide Landlord, not less than ten (10) days in advance of any such assignment, evidence reasonably satisfactory to Landlord of the Required Net Worth of the successor or purchaser, and (IV) there shall not be a Default of Tenant at the effective date of such assignment.  Tenant shall also be permitted, without the need for Landlord’s consent, but only upon not less than ten (10) days prior notice to Landlord, to enter into any sublease (a “Permitted Sublease”) with any Affiliate provided that such sublease shall expire upon any event pursuant to which the sublessee thereunder shall cease to be either an Affiliate or the initially named Tenant.  Any assignment to an Affiliate shall provide that it may, at Landlord’s election, be terminated and deemed void if during the term of this Lease such assignee or any successor to the interest of Tenant hereunder shall cease to be an Affiliate.

(c)                In the event that Tenant shall intend to enter into any sublease or assignment other than a Permitted Sublease or Permitted Assignment, then Tenant shall, not sooner than ninety (90) days and not later than thirty (30) days prior to the proposed commencement of such sublease or assignment, give Landlord notice of such intent, identifying the proposed subtenant or assignee, all of the terms and conditions of the proposed sublease or assignment and such other information as the Landlord may reasonably request.  In such case Landlord may elect (a) to terminate the term of this Lease if Tenant intends to assign this Lease, or to sublease (including expansion options) more than fifty percent (50%) of the Premises for a term (including extension options) of more than 75% of the remaining term hereof or (b) to exclude from the Premises, for the term of such proposed sublease, the portion thereof to be sublet if the conditions set forth in (a) do not prevail, by giving notice to Tenant of such election not later than thirty (30) days after receiving notice of such intent from Tenant.  If Landlord shall give such notice within such thirty (30) day period, upon the later to occur of (A) the proposed date of commencement of such proposed sublease or assignment, or (B) the date which is thirty (30) days after Landlord’s notice, the term of this Lease shall terminate or the Premises shall be reduced to exclude the portion of the Premises intended for subletting, in which case Annual Fixed Rent and Tenant’s Percentage shall be correspondingly reduced.  If Landlord shall give its consent, Tenant may enter into such sublease or assignment on the terms and conditions set forth in such notice from Tenant within six (6) months of the initially proposed sublease commencement date.  If Tenant shall not enter into such sublease or assignment within such period and shall still desire to enter into any sublease or assignment, or if Tenant shall materially change the terms and conditions thereof following the date of Tenant’s notice to Landlord, the first sentence of this paragraph shall again become applicable.

(d)               If this Lease is assigned or if the Premises or any part thereof are sublet (or occupied by any party other than Tenant and its employees) Landlord may collect the rents from such assignee, subtenant or occupant, as the case may be, and apply the net amount collected to the Annual Fixed Rent and Additional Rent herein reserved, but no such collection shall be deemed a waiver of the provisions set forth in the first paragraph of this Subsection 6.2.1, the acceptance by Landlord of such assignee, subtenant or occupant, as the case may be, as a tenant, or a release of Tenant from the future performance by Tenant of its covenants, agreements or obligations contained in this Lease.

(e)               Any sublease of all or any portion of the Premises shall provide that it is subject and subordinate to this Lease and to the matters to which this Lease is or shall be subject or subordinate, that other than the payment of Annual Fixed Rent and Additional Rent due pursuant to Sections 4.1, 4.2.1 and 4.2.2 or any obligation relating solely to those portions of the Premises which are not part of the subleased premises, the subtenant shall comply with and be bound by all of the obligations of Tenant hereunder, that unless Landlord waives such prohibition, the subtenant may not enter into any sub-sublease, sublease assignment, license or any other agreement granting any right of occupancy of any portion of the subleased premises; and that Landlord shall be an express beneficiary of any such obligations, and that in the event of termination of this Lease or reentry or dispossession of Tenant by Landlord under this Lease, Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublessor under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that neither Landlord nor any mortgagee of the Property, as holder of a mortgage or as Landlord under this Lease if such mortgagee succeeds to that position, shall (a) be liable for any act or omission of Tenant under such sublease, (b) be subject to any credit, counterclaim, offset or defense which theretofore accrued to such subtenant against Tenant, or (c) be bound by any previous modification of such sublease unless consented to by Landlord and such mortgagee or by any previous prepayment of more than one (1) month’s rent, (d) be bound by any covenant of Tenant to undertake or complete any construction of the Premises or any portion thereof, (e) be required to account for any security deposit of the subtenant other than any security deposit actually received by Landlord, (f) be bound by any obligation to make any payment to such subtenant or grant any credits unless specifically agreed to by Landlord and such mortgagee, (g) be responsible for any monies owing by Landlord to the credit of Tenant or (h) be required to remove any person occupying the Premises or any part thereof; and such sublease shall provide that the subtenant thereunder shall, at the request of Landlord, execute a suitable instrument in confirmation of such agreement to attorn.  The provisions of this paragraph shall not be deemed a waiver of the provisions set forth in the first paragraph of this Subsection 6.2.1.

(f)                 Tenant shall not enter into, nor shall it permit any person having an interest in the possession, use, occupancy or utilization of any part of the Premises to enter into, any sublease, license, concession, assignment or other agreement for use, occupancy or utilization of the Premises (i) which provides for rental or other compensation based on the income or profits derived by any person or on any other formula such that any portion of such sublease rental, or other consideration for a license, concession, assignment or other occupancy agreement, would fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Internal Revenue Code or any similar or successor provision thereto, or would otherwise disqualify Landlord for treatment as a real estate investment trust under Sections 856-869 of the Internal Revenue Code, (ii) under which fifty percent (50%) or more of the total rent or other compensation received by Tenant is attributable to personal property or (iii) which would otherwise be subject to the prohibitions of Section 406 of ERISA or result in imposition of any tax pursuant to Section 511 or Section 4975 of the Internal Revenue Code; and any such purported lease, sublease, license, concession or other agreement shall be absolutely void and ineffectual as a conveyance of any right or interest in the possession, use, occupancy or utilization of such part of the Premises.

(g)               No subletting or assignment shall in any way impair the continuing primary liability of Tenant hereunder, and no consent to any subletting or assignment in a particular instance shall be deemed to be a waiver of the obligation to obtain the Landlord’s written approval in the case of any other subletting or assignment.  The joint and several liability of Tenant named herein and any immediate and remote successor in interest of Tenant (by assignment or otherwise), and the due performance of the obligations of this Lease on Tenant’s part to be performed or observed, shall not in any way be discharged, released or impaired by any (a) agreement which modifies any of the rights or obligations of the parties under this Lease, (b) stipulation which extends the time within which an obligation under this Lease is to be performed, (c) waiver of the performance of an obligation required under this Lease, or (d) failure to enforce any of the obligations set forth in this Lease.  No assignment, subletting or occupancy shall affect the Permitted Uses.  Any subletting, assignment or other transfer of Tenant’s interest in this Lease in contravention of this Subsection 6.2.1 shall be voidable at Landlord’s option.  Tenant shall not occupy any space in the Building (by assignment, sublease or otherwise) other than the Premises.

(h)               If the rent and other sums (including, without limitation, all monetary payments plus the reasonable value of any services performed or any other thing of value given by any assignee or subtenant in consideration of such assignment or sublease), either initially or over the term of any assignment or sublease (other than a Permitted Assignment of a Permitted Sublease), payable by such assignee or subtenant exceed the Annual Fixed Rent plus Additional Rent called for hereunder with respect to the space assigned or sublet, Tenant shall pay forty percent (40%) of such excess to Landlord, as Additional Rent, payable monthly at the time for payment of Annual Fixed Rent.  Nothing in this paragraph shall be deemed to abrogate the provisions of this Subsection 6.2.1 and Landlord’s acceptance of any sums pursuant to this paragraph shall not be deemed a granting of consent to any assignment of the Lease or sublease of all or any portion of the Premises.

6.2.2        Nuisance.  Tenant shall not injure, deface or otherwise harm the Premises; nor commit any nuisance; nor permit in the Premises any vending machine (except such as is used for the sale of merchandise to employees of Tenant) or inflammable fluids or chemicals (except such as are customarily used in connection with standard office equipment); nor permit any cooking to such extent as requires special exhaust venting; nor permit the emission of any objectionable noise or odor; nor make, allow or suffer any waste; nor make any use of the Premises which is improper, offensive or contrary to any law or ordinance or which will invalidate or increase the premiums for any of Landlord’s insurance or which is liable to render necessary any alteration or addition to the Building; nor conduct any auction, fire, “going out of business” or bankruptcy sales.

6.2.3        Floor Load; Heavy Equipment.  Tenant shall not place a load upon any floor of the Premises exceeding the lesser of the floor load capacity which such floor was designed to carry or which is allowed by law.  Landlord reserves the right to prescribe the weight and position of all heavy business machines and equipment, including safes, which shall be placed so as to distribute the weight.  Business machines and mechanical equipment which cause vibration or noise shall be placed and maintained by Tenant at Tenant’s expense in settings sufficient to absorb and prevent vibration, noise and annoyance.  Tenant shall not move any safe, heavy machinery, heavy equipment, freight, construction materials or fixtures into or out of the Premises without Landlord’s prior consent which consent may include a requirement to provide insurance naming Landlord, and the holder of any mortgage affecting the Property, as additional insureds, with such coverage and in such amount as Landlord reasonably requires.  If any such safe, machinery, heavy equipment, freight, or fixtures requires special handling, Tenant agrees to employ only persons holding a master rigger’s license to do said work, and that all work in connection therewith shall comply with applicable laws and regulations.  Any such moving shall be at the sole risk and hazard of Tenant and Tenant hereby agrees to exonerate, indemnify and save Landlord harmless against and from any liability, loss, injury, claim or suit resulting directly or indirectly from such moving.  Tenant shall schedule such moving at such times as Landlord shall reasonably designate.

6.2.4        Electricity.  Tenant shall not connect to the electrical distribution system serving the Premises (i) a total load exceeding the lesser of the capacity of such system or the maximum load permitted from time to time under applicable governmental regulations or (ii) any apparatus or device in the Premises (1) using current in excess of 110 volts, or (2) which would cause Tenant’s electrical demand load to exceed 1.0 watts per rentable square foot for overhead lighting or 2.0 watts per rentable square foot for convenience outlets.  The capacity of the electrical distribution system serving the Premises shall be the lesser of (a) the capacity of the branch of the system serving the Premises exclusively or (b) the allocation to the Premises of the capacity of the system serving the entire Building, Landlord and Tenant agreeing that such capacity shall be allocated equally over the entire rentable area of the Building.

6.2.5        Installation, Alterations or Additions.  Tenant shall not make any installations, alterations or additions in, to or on the Premises nor permit the making of any holes in the walls, partitions, ceilings or floors without on each occasion obtaining the prior consent of Landlord, and then only pursuant to plans and specifications approved by Landlord in advance in each instance.  Landlord’s approval shall not be unreasonably withheld or delayed with respect to alterations, additions or improvements which equal or exceed Building standards in quality and do not adversely affect the plumbing, heating, ventilating, air-conditioning, mechanical or electrical systems of the Building, do not adversely affect the structural elements of the Building, are not visible from outside of the Premises and shall not materially increase Taxes or Operating Costs nor require Landlord to perform any work to the Property.  Tenant need not obtain Landlord’s consent to install readily removable signs, pictures, bulletin boards, floor and wall covering, work stations and shelves within the Premises provided Tenant shall give Landlord prior notice thereof and the same are not visible from common areas of the Building or Property.  All work to be performed to the Premises by Tenant shall (i) be performed in a good and workmanlike manner by contractors approved in advance by Landlord and in compliance with the provisions of Exhibit C and all applicable zoning, building, fire, health and other codes, regulations, ordinances and laws, (ii) be made at Tenant’s sole cost and expense and at such times and in such a manner as Landlord may from time to time designate, and (iii) become part of the Premises and the property of Landlord without being deemed additional rent for tax purposes, Landlord and Tenant agreeing that Tenant shall be treated as the owner for tax purposes until the expiration or earlier termination of the term hereof, subject to Landlord’s rights pursuant to Section 6.1.9 to require Tenant to remove the same at or prior to the expiration or earlier termination of the term hereof.  Except with respect to Landlord’s Contribution, Tenant shall pay promptly when due the entire cost of any work to the Premises so that the Premises, Building and Property shall at all times be free of liens for labor and materials, and, at Landlord’s request, Tenant shall furnish to Landlord a bond or other security acceptable to Landlord assuring that any such work will be completed in accordance with the plans and specifications theretofore approved by Landlord and assuring that the Premises will remain free of any mechanics’ lien or other encumbrances that may arise out of such work.  Prior to the commencement of any such work, and throughout and until completion thereof, Tenant shall maintain, or cause to be maintained, the insurance required by Exhibit D, all with coverage limits as stated therein or such higher limits as shall be reasonably required by Landlord.  In addition, Tenant shall save Landlord harmless and indemnified from all injury, loss, claims or damage to any person or property occasioned by or arising out of such work.  Whenever and as often as any mechanic’s or materialmen’s lien shall have been filed against the Property based upon any act of Tenant or of anyone claiming through Tenant, Tenant shall within three (3) days of notice from Landlord to Tenant take such action by bonding, deposit or payment as will remove or satisfy the lien.

Tenant shall not, at any time, directly or indirectly, employ or permit the employment of any contractor, mechanic or laborer in the Premises, if such employment will interfere or cause any conflict with other contractors, mechanics or laborers engaged in the construction, maintenance or operation of the Building by Landlord, Tenant or others.  In the event of any such interference or conflict, Tenant, upon demand of Landlord, shall cause all contractors, mechanics or laborers causing such interference or conflict to leave the Building immediately.

6.2.6        Abandonment.  Tenant shall not abandon or entirely vacate the Premises during the term for more than thirty (30) consecutive Business Days unless otherwise agreed to by Landlord and Tenant.

6.2.7        Signs.  Tenant shall not paint or place any signs or place any curtains, blinds (other than Building standard), shades, awnings, aerials, or the like, visible from outside the Premises.  Landlord shall not unreasonably withhold consent for signs or lettering on or adjacent to the entry doors to the Premises provided such signs conform to building standards adopted by Landlord and Tenant has submitted to Landlord a plan or sketch of the sign to be placed on such entry doors.  Landlord agrees, however, to maintain a tenant directory in the lobby of the Building in which will be placed Tenant’s name and the location of the Premises in the Building.  Any changes to the lobby directory listing requested by Tenant shall be at Tenant’s cost.

Notwithstanding the foregoing, Landlord shall not unreasonably withhold consent for one (1) sign to be maintained, after the Commencement Date, on the exterior façade of the Building in the location previously occupied by the Statoil/Hess sign and with dimensions substantially the same as the Statoil/Hess sign.  Tenant agrees that if, at any time during the term, another tenant of the Building leases more than a single floor of the Building and if such tenant desires to place an exterior sign in the location occupied by Tenant’s sign, Tenant shall, at its sole cost and expense, relocate its existing sign to a location on the façade of the Building facing the beltway in an exact location to be reasonably determined by Landlord following discussion with Tenant.  Notwithstanding the foregoing, Landlord agrees that if Tenant is required to relocate its sign pursuant to the terms of this paragraph more than once during the term, then Landlord shall pay the cost of all sign relocations following the initial relocation.  Tenant shall be required to obtain at its expense all permits and approvals required for the installation of any such sign (but shall not be permitted to seek any zoning or other similar relief for such sign without Landlord’s consent) and shall at its expense keep all such permits and approvals in full force and effect.  Tenant shall keep such sign in good condition through the term of the Lease and shall, if Landlord so requests, remove such sign at the end of the term of the Lease and repair any damage caused by such removal.

6.2.8        Oil and Hazardous Materials.  Tenant shall not introduce on or transfer to the Premises or Property, any Hazardous Materials (as hereinafter defined); nor dump, flush or otherwise dispose of any Hazardous Materials into the drainage, sewage or waste disposal systems serving the Premises or Property; nor generate, store, use, release, spill or dispose of any Hazardous Materials in or on the Premises or the Property, or transfer any Hazardous Materials from the Premises to any other location; and Tenant shall not commit or suffer to be committed in or on the Premises or Property any act which would require any reporting or filing of any notice with any governmental agency pursuant to any statutes, laws, codes, ordinances, rules or regulations, present or future, applicable to the Property or to Hazardous Materials.

Tenant agrees that if it shall generate, store, release, spill, dispose of or transfer to the Premises or Property any Hazardous Materials, it shall forthwith remove the same, at its sole cost and expense, in the manner provided by all applicable Environmental Laws (as hereinafter defined), regardless of when such Hazardous Materials shall be discovered.  Furthermore, Tenant shall pay any fines, penalties or other assessments imposed by any governmental agency with respect to any such Hazardous Materials and shall forthwith repair and restore any portion of the Premises or Property which it shall disturb in so removing any such Hazardous Materials to the condition which existed prior to Tenant’s disturbance thereof.

Tenant agrees to deliver promptly to Landlord any notices, orders or similar documents received from any governmental agency or official concerning any violation of any Environmental Laws or with respect to any Hazardous Materials affecting the Premises or Property.  In addition, Tenant shall, within ten (10) days of receipt, accurately complete any questionnaires from Landlord or other informational requests relating to Tenant’s use of the Premises and, in particular, to Tenant’s use, generation, storage and/or disposal of Hazardous Materials at, to, or from the Premises.

Tenant shall indemnify, defend (by counsel satisfactory to Landlord), protect, and hold Landlord free and harmless from and against any and all claims, or threatened claims, including without limitation, claims for death of or injury to any person or damage to any property, actions, administrative proceedings, whether formal or informal, judgments, damages, punitive damages, liabilities, penalties, fines, costs, taxes, assessments, forfeitures, losses, expenses, attorneys’ fees and expenses, consultant fees, and expert fees that arise from or are caused in whole or in part, directly or indirectly, by (i) the presence or suspected presence in, on, under or about the Premises or discharge in or from the Premises of any Hazardous Materials, or Tenant’s use, analysis, storage, transportation, disposal, release, threatened release, discharge or generation of Hazardous Materials to, in, on, under, about or from the Premises, or (ii) Tenant’s failure to comply with any Environmental Laws.  Tenant’s obligations hereunder shall include, without limitation, and whether foreseeable or unforeseeable, all costs (including, without limitation, capital, operating and maintenance costs) incurred in connection with any investigation or monitoring of site conditions, repair, cleanup, containment, remedial, removal or restoration work, or detoxification or decontamination of the Premises, and the preparation and implementation of any closure, remedial action or other required plans in connection therewith.  For purposes of this Section 6.2.8, any acts or omissions of Tenant, or its subtenants or assignees or its or their employees, agents, or contractors (whether or not they are negligent, intentional, willful or unlawful) shall be attributable to Tenant.

The term “Hazardous Materials” shall mean and include any oils, petroleum products, asbestos, radioactive, biological, medical or infectious wastes or materials, and any other toxic or hazardous wastes, materials and substances which are defined, determined or identified as such in any Environmental Laws, or in any judicial or administrative interpretation of Environmental Laws.

The term “Environmental Laws” shall mean any and all federal, state and municipal statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, medical, biological, infectious, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, medical, biological, infectious, toxic or hazardous substances or wastes or the cleanup or other remediation thereof.

ARTICLE 7

Casualty or Taking

7.1              Termination.  In the event that the Premises or the Property, or any material part thereof shall be destroyed or damaged by fire or casualty, shall be taken by any public authority or for any public use or shall be condemned by the action of any public authority, then the term of this Lease may be terminated at the election of Landlord.  Such election, which may be made notwithstanding the fact that Landlord’s entire interest may have been divested, shall be made by the giving of notice by Landlord to Tenant within sixty (60) days after the date of the taking or casualty.

In the event that (i) at least twenty-five percent (25%) of the Premises Rentable Area is damaged by fire or other casualty to such an extent that the time reasonably necessary for Landlord to make repairs as required in the ordinary course shall exceed the lesser of nine (9) months or that period of time equal to one-half of the then remainder of the term of this Lease as of the date of fire or other casualty or (ii) at least twenty-five percent (25%) of the Premises Rentable Area or reasonable access to the Premises is damaged by fire or other casualty and repairs are not substantially completed (or reasonable access restored) within nine (9) months from the date of the fire or other casualty, or (iii) at least twenty-five percent (25%) of the Premises Rentable Area is taken by an exercise of eminent domain, then in any such case Tenant shall have the right to terminate the term of this Lease by giving notice of its desire to do so to Landlord within thirty (30) days after, in the first or third case, such damage or taking, and in the second case, the expiration of such nine-month period, whereupon on the date thirty (30) days after the giving of such notice, the term of this Lease shall terminate with the same force and effect as if such date were the date on which the term of this Lease were scheduled to expire by effluxion of time.  Notwithstanding the foregoing to the contrary, Tenant shall have no right to terminate the term of this Lease due to a fire or other casualty if the case thereof was due to the negligence or other wrongful conduct of Tenant or any subtenant or assignee or any agent, employee or invitee of any of the foregoing.

7.2              Restoration.  If Landlord or Tenant do not elect to so terminate, this Lease shall continue in force and (so long as the damage is not caused by the negligence or other wrongful act of Tenant or its employees, agents, contractors or invitees) a just proportion of the Annual Fixed Rent reserved, according to the nature and extent of the damages sustained by the Premises, shall be suspended or abated until the Premises (excluding any improvements to the Premises made at Tenant’s expense), or what may remain thereof, shall be put by Landlord in proper condition for use, which Landlord covenants to do with reasonable diligence to the extent permitted by the net proceeds of insurance recovered or damages awarded for such destruction, taking, or condemnation and subject to zoning and building laws or ordinances then in existence.  “Net proceeds of insurance recovered or damages awarded.” refers to the gross amount of such insurance or damages actually made available to Landlord (and not retained by any Superior Lessor or Superior Mortgagee) less the reasonable expenses of Landlord incurred in connection with the collection of the same, including without limitation, fees and expenses for legal and appraisal services.

7.3              Award.  Irrespective of the form in which recovery may be had by law, all rights to damages or compensation shall belong to Landlord in all cases.  Tenant hereby grants to Landlord all of Tenant’s rights to such damages and covenants to deliver such further assignments thereof as Landlord may from time to time request.  Nothing contained herein shall be construed to prevent Tenant from prosecuting in any condemnation proceedings a claim for relocation expenses, provided that such action shall not affect the amount of compensation otherwise recoverable by Landlord from the taking authority.

7.4              Effect of Casualty or Taking on the Tax Excess and the Operating Cost Excess.  In the event of any taking, condemnation or damage by fire or casualty affecting the Property whereby the term of this Lease shall not terminate pursuant to the provisions of Section 7.1, then for purposes of determining the Operating Cost Excess or Tax Excess there shall be established new Base Taxes and Base Operating Costs as hereinafter provided.  Base Taxes shall be a product of the initial Base Taxes as recited in Section 1.1 multiplied by a fraction, the numerator of which shall be the Taxes for the first full Tax Year subsequent to the taking, condemnation or damage which reflects the occurrence of such taking, condemnation or damage (the “Revised Tax Year”), and the denominator of which shall be the Taxes for the full Tax Year prior to such taking, condemnation or damage; and Base Operating Costs shall be the product of the initial Base Operating Costs as recited in Section 1.1 multiplied by a fraction, the numerator of which shall be Operating Costs for the first full Operating Year subsequent to such taking, condemnation or damage which reflects the occurrence of such taking, condemnation or damage (the “Revised Operating Year”) and the denominator of which shall be the Operating Costs for the full Operating Year prior to such taking, condemnation or damage.  The foregoing revisions shall be effective as of the first day of the Revised Tax Year or the Revised Operating Year (as applicable).  Effective as of the date of any such taking, condemnation or damage, Tenant’s Percentage shall be adjusted appropriately to reflect the change, if any, in the rentable area of the Premises and/or the rentable area of the Building.

ARTICLE 8

Defaults

8.1              Default of Tenant.  (a) (I) If Tenant shall default in its obligations to pay the Annual Fixed Rent or Additional Rent or any other charges or amounts under this Lease when due or shall default in complying with its obligations under Subsection 6.1.11 or the last sentence of Section 10.9 of this Lease and if any such default shall continue for ten (10) days after notice from Landlord designating such default, or (II) if as promptly as possible but in any event within thirty (30) days (or such additional time, but not to exceed sixty (60) days, as shall be reasonably required to cure such failure if the same is not capable of cure within thirty (30) days despite the use of all reasonable efforts by Tenant to do so) after notice from Landlord to Tenant specifying any default or defaults other than those set forth in clause (I) Tenant has not cured the default or defaults so specified; or (b) if any assignment shall be made by Tenant or any guarantor of Tenant for the benefit of creditors; or (c) if Tenant’s leasehold interest shall be taken on execution; or (d) if a lien or other involuntary encumbrance shall be filed against Tenant’s leasehold interest or Tenant’s other property, including said leasehold interest, or against the property of any guarantor of Tenant, and shall not be discharged within ten (10) days thereafter; or (e) if a petition shall be filed by Tenant or any guarantor of Tenant for liquidation, or for reorganization or an arrangement under any provision of any bankruptcy law or code as then in force and effect; or (f) if an involuntary petition under any of the provisions of any bankruptcy law or code shall be filed against Tenant or any guarantor of Tenant and such involuntary petition shall not be dismissed within thirty (30) days thereafter; or (g) if a custodian or similar agent shall be authorized or appointed to take charge of all or substantially all of the assets of Tenant or any guarantor of Tenant; or (h) if Tenant or any guarantor of Tenant dissolves or shall be dissolved or shall liquidate or shall adopt any plan or commence any proceeding, the result of which is intended to include dissolution or liquidation; or (i) if any order shall be entered in any proceeding by or against Tenant or any guarantor of Tenant decreeing or permitting the dissolution of Tenant or any guarantor of Tenant or the winding up of its affairs; or (j) if Tenant shall fail to pay any installment of Annual Fixed Rent or Additional Rent when due, Tenant shall cure such default within the grace period provided in clause (a) (I) above (or with Landlord’s approval after the expiration of such grace period) and Tenant shall, within the next year following the date such initial defaulted payment was first due, fail more than twice to pay any installment of Annual Fixed Rent or Additional Rent when due, then, and in any of such cases indicated in clauses (a) through (j) hereof (collectively and individually, a “Default of Tenant”), Landlord may, in addition to and not in derogation of any remedies for any preceding breach of covenant, immediately or at any time thereafter give notice to Tenant terminating this Lease and the term hereof, which notice shall specify the date of termination, whereupon on the date so specified; the term of this Lease and all of Tenant’s rights and privileges under this Lease shall expire and terminate but Tenant shall remain liable as hereinafter provided,

8.2              Remedies.  In the event of any termination pursuant to Section 8.1, Tenant shall pay the Annual Fixed Rent, Additional Rent and other charges payable hereunder up to the time of such termination.  Thereafter, whether or not the Premises shall have been re-let, Tenant shall be liable to Landlord for, and shall pay to Landlord the Annual Fixed Rent, Additional Rent and other charges which would be payable hereunder for the remainder of the term of this Lease had such termination not occurred, less the net proceeds, if any, of any reletting of the Premises, after deducting all actual expenses in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, attorneys’ fees and expenses, advertising costs, administration expenses, alteration costs, the value of any tenant inducements (including but without limitation free rent, moving costs, and contributions toward leasehold improvements) and any other expenses incurred in preparation for such reletting.  Tenant shall pay such damages to Landlord monthly on the days on which the Annual Fixed Rent, Additional Rent or other charges would have been payable hereunder if the term of this Lease had not been so terminated.

At any time after such termination, in lieu of recovering damages pursuant to the provisions of the immediately preceding paragraph with respect to any period after the date of demand therefor, at Landlord’s election, Tenant shall pay to Landlord the greater of (i) the amount, if any, by which (A) the Annual Fixed Rent, Additional Rent and other charges which would be payable hereunder from the date of such demand to the end of what would be the then unexpired term of this Lease had such termination not occurred, shall exceed (B) the then fair rental value of the Premises for the same period, reduced to amortize over such period all costs or expenses which Landlord would incur to obtain such fair market rent, or (ii) an amount equal to the lesser of (x) the Annual Fixed Rent, Additional Rent and other charges that would have been payable for the remainder of the term of this Lease had such termination not occurred or (y) the aggregate of the Annual Fixed Rent, Additional Rent and other charges accrued in the twelve (12) months ended next prior to such termination (without reduction for any free rent or other concession or abatement) except that in the event the term of this Lease is so terminated prior to the expiration of the first full year of the term of this Lease, the damages which Landlord may elect to recover pursuant to clause (ii) (y) of this paragraph shall be calculated as if such termination had occurred on the first anniversary of the Commencement Date and there had been no so-called free rent or other rental concession or any rental abatement.

Nothing contained in this Lease shall, however, limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater than, equal to, or less than the amount of the loss or damages referred to above.

In case of any Default of Tenant, re-entry, expiration and repossession by summary proceedings or otherwise, Landlord may (i) relet the Premises or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms which may at Landlord’s option be equal to or less than or exceed the period which would otherwise have constituted the balance of the term of this Lease and may grant concessions or free rent to the extent that Landlord considers advisable and necessary to relet the same and (ii) may make such alterations, repairs and decorations in the Premises as Landlord in its sole judgment considers advisable and necessary for the purpose of reletting the Premises; and the making of such alterations, repairs and decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid.  Landlord shall in no event be liable in any way whatsoever for failure to relet the Premises, or, in the event that the Premises are relet, for failure to collect the rent under such reletting.

To the fullest extent permitted by law, Tenant hereby expressly waives any and all rights of redemption granted under any present or future laws in the event of Tenant being evicted or dispossessed, or in the event of Landlord obtaining possession of the Premises, by reason of the violation by Tenant of any of the covenants and conditions of this Lease.

8.3              Remedies Cumulative.  Except as expressly provided otherwise in Section 8.2, any and all rights and remedies which Landlord may have under this Lease, and at law and equity (including without limitation actions at law for direct, indirect, special and consequential (foreseeable and unforeseeable) damages), for Tenant’s failure to comply with its obligations under this Lease shall be cumulative and shall not be deemed inconsistent with each other, and any two or more of all such rights and remedies may be exercised at the same time insofar as permitted by law.

8.4              Landlord’s Right to Cure Defaults.  After the expiration of all applicable notice and cure periods (except in the event of any imminent threat to person or property, in which case no notice shall be needed), Landlord shall have the right, but shall not be required, to pay such sums or do any act which requires the expenditure of monies which may be necessary or appropriate by reason of the failure or neglect of Tenant to comply with any of its obligations under this Lease (irrespective of whether the same shall have ripened into a Default of Tenant), and in the event of the exercise of such right by Landlord, Tenant agrees to pay to Landlord forthwith upon demand, as Additional Rent, all such sums including reasonable attorneys fees, together with interest thereon at a rate (the “Default Rate”) equal to the lesser of four percent (4%) over the Prime Rate or the maximum rate allowed by law.  “Prime Rate” shall mean the annual floating rate of interest, determined daily and expressed as a percentage from time to time announced by Bank of America as its “prime” or “base” rate, so-called, or if at any time Bank of America ceases to announce such a rate, as announced by the largest national or state-chartered banking institution then having an office in the city of Boston and announcing such a rate.  If at any time neither Bank of America nor the largest national or state-chartered banking institution having an office in the city of Boston is announcing such a floating rate, “Prime Rate” shall mean a rate of interest, determined daily, which is two (2) percentage points above the 14-day moving average closing trading price of 90-day Treasury Bills.

8.5              Holding Over.  Any holding over by Tenant after the expiration or early termination of the term of this Lease shall be treated as a daily tenancy at sufferance at a rate equal to 1.5 times the greater of (x) the fair market rental value for the Premises on a month-to-month basis or (y) the sum of Annual Fixed Rent plus Additional Rent in effect immediately prior to the expiration or earlier termination of the term.  Tenant shall also pay to Landlord all damages, direct and/or consequential, sustained by reason of any such holding over.  Otherwise, all of the covenants, agreements and obligations of Tenant applicable during the term of this Lease shall apply and be performed by Tenant during such period of holding over as if such period were part of the term of this Lease.

8.6              Effect of Waivers of Default.  Any consent or permission by Landlord to any act or omission by Tenant shall not be deemed to be consent or permission by Landlord to any other similar or dissimilar act or omission and any such consent or permission in one instance shall not be deemed to be consent or permission in any other instance.

8.7              No Waiver, etc.  The failure of Landlord or Tenant to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease shall not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation.  The receipt by Landlord of rent with knowledge of the breach of any covenant of this Lease shall not be deemed to have been a waiver of such breach by Landlord, or by Tenant, unless such waiver be in writing signed by the party to be charged.  No consent or waiver, express or implied, by Landlord or Tenant to or of any breach of any agreement or duty shall be construed as a waiver or consent to or of any other breach of the same or any other agreement or duty.

8.8              No Accord and Satisfaction.  No acceptance by Landlord of a lesser sum than the Annual Fixed Rent, Additional Rent or any other charge then due shall be deemed to be other than on account of the earliest installment of such rent or charge due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent or other charge be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other remedy in this Lease provided.

ARTICLE 9

Rights of Holders

9.1              Rights of Mortgagees or Ground Lessor.  This Lease, and all rights of Tenant hereunder, are and shall be subject and subordinate to any ground or master lease, and all renewals, extensions, modifications and replacements thereof, and to all mortgages, which may now or hereafter affect the Building or the Property and/or any such lease, whether or not such mortgages shall also cover other lands and/or buildings and/or leases, to each and every advance made or hereafter to be made under such mortgages, and to all renewals, modifications, replacements and extensions of such leases and such mortgages and all consolidations of such mortgages.  This Section shall be self-operative and no further instrument of subordination shall be required.  In confirmation of such subordination, Tenant shall promptly execute, acknowledge and deliver any instrument that Landlord, the lessor under any such lease or the holder of any such mortgage or any of their respective successors in interest may reasonably request to evidence such subordination.  Any lease to which this Lease is subject and subordinate is herein called “Superior Lease” and the lessor of a Superior Lease or its successor in interest, at the time referred to, is herein called “Superior Lessor”; and any mortgage to which this Lease is subject and subordinate, is herein called “Superior Mortgage” and the holder of a Superior Mortgage is herein called “Superior Mortgagee”.

If any Superior Lessor or Superior Mortgagee or the nominee or designee of any Superior Lessor or Superior Mortgagee shall succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action or delivery of a new lease or deed, or otherwise, then at the request of such party so succeeding to Landlord’s rights (herein called “Successor Landlord”) and upon such Successor Landlord’s written agreement to accept Tenant’s attornment, Tenant shall attorn to and recognize such Successor Landlord as Tenant’s landlord under this Lease and shall promptly execute and deliver any instrument that such Successor Landlord may reasonably request to evidence such attornment.  Upon such attornment, this Lease shall continue in full force and effect as a direct lease between the Successor Landlord and Tenant upon all of the terms, conditions and covenants as are set forth in this Lease, except that the Successor Landlord (unless formerly the landlord under this Lease) shall not be (a) liable in any way to Tenant for any act or omission, neglect or default on the part of Landlord under this Lease, (b) responsible for any monies owing by or on deposit with Landlord to the credit of Tenant, (c) subject to any counterclaim or setoff which theretofore accrued to Tenant against Landlord, (d) bound by any modification of this Lease subsequent to such Superior Lease or Superior Mortgage, or by any previous prepayment of Annual Fixed Rent or Additional Rent for more than one (1) month, which was not approved in writing by the Successor Landlord, (e) liable to the Tenant beyond the Successor Landlord’s interest in the Property, (f) responsible for the performance of any work to be done by Landlord under this Lease to render the Premises ready for occupancy by the Tenant, or (g) required to remove any person occupying the Premises or any part thereof, except if such person claims by, through or under the Successor Landlord.  Tenant agrees at any time and from time to time to execute a suitable instrument in confirmation of Tenant’s agreement to attorn, as aforesaid.

9.2              Modifications.  If any Superior Lessor or Superior Mortgagee shall require any modification(s) of this Lease, Tenant shall, at Landlord’s request, promptly execute and deliver to Landlord such instruments effecting such modification(s) as Landlord shall require, provided that such modification(s) do not adversely affect in any material respect any of Tenant’s rights under this Lease.  In addition, and notwithstanding Section 9.1 to the contrary, any Superior Lessor or Superior Mortgagee may, at its option, subordinate the Superior Lease or Superior Mortgage of which it is the lessor or holder to this Lease by giving Tenant ten (10) days prior written notice of such election, whereupon this Lease shall, irrespective of dates of execution, delivery and recording, be superior to such Superior Lease or Superior Mortgage and no other documentation shall be necessary to effect such change.

9.3              Subordination, Non-Disturbance and Attornment.  At Tenant’s request, Landlord shall use reasonable efforts (without the obligation to incur expense or liability in connection with such efforts) to obtain a so-called non-disturbance agreement from any such Superior Lessor or Superior Mortgagee which agreement may be in the form customarily used by such Superior Lessor or Superior Mortgagee, or if no such form exists, in any commercially reasonable form, subject to the conditions and limitations of Sections 9.1 and 9.2, provided, however, that if, despite such reasonable efforts, Landlord is unable to obtain such agreement, such failure shall not constitute a default by Landlord under this Lease.

ARTICLE 10

Miscellaneous Provisions

10.1          Notices.  Except as may be expressly provided herein otherwise, all notices, requests, demands, consents, approvals or other communications (“Notices”) to or upon the respective parties hereto shall be in writing, shall be delivered by hand or mailed by certified or registered mail, return receipt requested, or by a nationally recognized courier service that provides a receipt for delivery such as Federal Express, United Parcel Service or U.S. Postal Service Express Mail and shall be addressed as follows: if intended for Landlord, to the Original Address of Landlord set forth in Section 1.1 of this Lease with copies to Landlord at 400 Centre Street, Newton, MA 02458, Attn: Jennifer B. Clark (or to such other address or addresses as may from time to time hereafter be designated by Landlord by Notice to Tenant); and if intended for Tenant, addressed to Tenant at the Original Address of Tenant set forth in Section 1.1 of this Lease until the Commencement Date and thereafter to the Property (or to such other address or addresses as may from time to time hereafter be designated by Tenant by Notice to Landlord).  Notices shall be effective on the date delivered (or the first date such delivery is attempted and refused) to the party to which such Notice is required or permitted to be given or made under this Lease.  Notices from Landlord may be given by Landlord’s Agent, if any, or Landlord’s attorney.

10.2          Quiet Enjoyment; Landlord’s Right to Make Alterations, Etc.  Landlord agrees that upon Tenant’s paying the rent and performing and observing the agreements, conditions and other provisions on its part to be performed and observed, Tenant shall and may peaceably and quietly have, hold and enjoy the Premises during the term hereof without any manner of hindrance or molestation from Landlord or anyone claiming under Landlord, subject, however, to the terms of this Lease; provided, however, Landlord reserves the right at any time and from time to time (in accordance with Section 6.1.6 of this Lease), without the same constituting breach of Landlord’s covenant of quiet enjoyment or an actual or constructive eviction, and without Landlord incurring any liability to Tenant or otherwise affecting Tenant’s obligations under this Lease, to make such changes, alterations, improvements, repairs or replacements in or to the interior and exterior of the Building (including the Premises) and the fixtures and equipment thereof, and in or to the Property, or properties adjacent thereto, as Landlord may deem necessary or desirable, and to change (provided that there be no unreasonable obstruction of the right of access to the Premises by Tenant and that Landlord use commercially reasonable efforts to minimize, to the extent practical, any interference with the conduct of business at the Premises) the arrangement and/or location of entrances or passageways, doors and doorways, corridors, elevators, or other common areas of the Building and Property.

Without incurring any liability to Tenant, Landlord may permit access to the Premises and open the same, whether or not Tenant shall be present, upon any demand of any receiver, trustee, assignee for the benefit of creditors, sheriff, marshal or court officer Landlord reasonably believes is entitled to such access for the purpose of taking possession of, or removing, Tenant’s property or for any other lawful purpose (but this provision and any action by Landlord hereunder shall not be deemed a recognition by Landlord that the person or official making such demand has any right or interest in or to this Lease, or in or to the Premises), or upon demand of any representative of the fire, police, building, sanitation or other department of the city, state or federal governments.

10.3          Lease not to be Recorded; Confidentiality of Lease Terms.  Tenant agrees that it will not record this Lease.  Both parties shall, upon the request of either (and at the expense of the requesting party), execute and deliver a notice or short form of this Lease in such form, if any, as may be acceptable for recording with the land records of the governmental entity responsible for keeping such records for the city of Alexandria, Virginia.  In no event shall such document set forth the rent or other charges payable by Tenant pursuant to this Lease; and any such document shall expressly state that it is executed pursuant to the provisions contained in this Lease and is not intended to vary the terms and conditions of this Lease.

Tenant acknowledges that the terms under which the Landlord has leased the Premises to Tenant (including, without limitation, the rental rate(s), term and other financial and business terms), constitute confidential information of Landlord (“Confidential Information”).  Tenant covenants and agrees to keep the Confidential Information confidential and not to disclose the same to third parties; provided, however, that such Confidential Information may be disclosed by Tenant to those of its officers, employees, attorneys, accountants, lenders and financial advisors (collectively, “Representatives”) who need to know such information in connection with Tenant’s use and occupancy of the Premises and for financial reporting and credit related activities.  Tenant furthermore agrees to inform its Representatives of the confidential nature of such Confidential Information and to use all reasonable efforts to cause each Representative to treat such Confidential Information confidentially and in accordance with the terms of this paragraph.  Notwithstanding the foregoing, Landlord acknowledges that Tenant is engaged as a Federal Government contractor and, as such, may, now or in the future, be subject to audit or review wherein Tenant may be required to disclose to the Federal Government the terms and conditions of this Lease.

10.4          Assignment of Rents and Transfer of Title; Limitation of Landlord’s Liability.  Tenant agrees that the assignment by Landlord of Landlord’s interest in this Lease, or the rents payable hereunder, whether absolute or conditional in nature or otherwise, which assignment is made to the holder of a mortgage on property which includes the Premises, shall never be treated as an assumption by such holder of any of the obligations of Landlord hereunder unless such holder shall, by notice sent to Tenant, specifically otherwise elect and that, except as aforesaid, such holder shall be treated as having assumed Landlord’s obligations hereunder (subject to the limitations set forth in Section 9.1) only upon foreclosure of such holder’s mortgage and the taking of possession of the Premises.

The term “Landlord”, so far as covenants or obligations to be performed by Landlord are concerned, shall be limited to mean and include only the owner or owners at the time in question of Landlord’s interest in the Property, and in the event of any transfer or transfers of such title to said property, Landlord (and in case of any subsequent transfers or conveyances, the then grantor) shall be concurrently freed and relieved from and after the date of such transfer or conveyance, without any further instrument or agreement, of all liability with respect to the performance of any covenants or obligations on the part of Landlord contained in this Lease thereafter to be performed, it being intended hereby that the covenants and obligations contained in this Lease on the part of Landlord, shall, subject as aforesaid, be binding on Landlord, its successors and assigns, only during and in respect of their respective period of ownership of such interest in the Property.

Notwithstanding the foregoing, in no event shall the acquisition of Landlord’s interest in the Property by a purchaser which, simultaneously therewith, leases Landlord’s entire interest in the Property back to Landlord or the seller thereof be treated as an assumption by operation of law or otherwise, of Landlord’s obligations hereunder.  Tenant shall look solely to such seller-lessee, and its successors from time to time in title, for performance of Landlord’s obligations hereunder.  The seller-lessee, and its successors in title, shall be the Landlord hereunder unless and until such purchaser expressly assumes in writing the Landlord’s obligations hereunder.

Tenant shall not assert nor seek to enforce any claim for breach of this Lease against any of Landlord’s assets other than Landlord’s interest in the Property, and Tenant agrees to look solely to such interest for the satisfaction of any liability or claim against Landlord under this Lease, it being specifically agreed that in no event whatsoever shall Landlord ever be personally liable for any such liability.  In addition, Landlord hereby notifies Tenant that the Declaration of Trust of Hub Properties Trust provides, and Tenant agrees, that no trustee, officer, director, general or limited partner, member, shareholder, beneficiary, employee or agent of Landlord (including any person or entity from time to time engaged to supervise and/or manage the operation of Landlord) shall be held to any liability, jointly or severally, for any debt, claim, demand, judgment, decree, liability or obligation of any kind (in tort, contract or otherwise) of, against or with respect to Landlord or arising out of any action taken or omitted for or on behalf of Landlord.

10.5          Landlord’s Default.  Landlord shall not be deemed to be in breach of, or in default in the performance of, any of its obligations under this Lease unless it shall fail to perform such obligation(s) and such failure shall continue for a period of thirty (30) days, or such additional time as is reasonably required to correct any such breach or default, after written notice has been given by Tenant to Landlord specifying the nature of Landlord’s alleged breach or default.  Tenant shall have no right to terminate this Lease for any breach or default by Landlord hereunder and no right, for any such breach or default, to offset or counterclaim against any rent due hereunder.  In no event shall Landlord ever be liable to Tenant for any punitive damages or for any loss of business or any other indirect, special or consequential damages suffered by Tenant from whatever cause.  Tenant further agrees that if Landlord shall have failed to cure any such breach or default within thirty (30) days of such notice to Landlord (or if such breach or default cannot be cured within said time, then within such additional time as may be necessary if within said thirty days Landlord has commenced and is diligently pursuing the remedies necessary to cure such breach or default), then the holder(s) of any mortgage(s) or the lessor under any ground lease entitled to notice pursuant to Section 10.6 shall have an additional thirty (30) days within which to cure such breach or default if such breach or default cannot be cured within that time, then such additional time as may be necessary, if within such thirty (30) days any such holder or lessor has commenced and is diligently pursuing the remedies necessary to cure such breach or default (including but not limited to commencement of foreclosure proceedings, if necessary to effect such cure).

Where provision is made in this Lease for Landlord’s consent and Tenant shall request such consent and Landlord shall fail or refuse to give such consent, Tenant shall not be entitled to any damages for any withholding by Landlord of its consent, it being intended that Tenant’s sole remedy shall be an action for specific performance or injunction, and that such remedy shall be available only in those cases where Landlord is expressly required not to withhold its consent unreasonably.

10.6          Notice to Mortgagee and Ground Lessor.  After receiving notice from any party that it holds a mortgage which includes the Premises as part of the mortgaged premises, or that it is the ground lessor under a lease with Landlord, as ground lessee, which includes the Premises as part of the demised premises, no notice from Tenant to Landlord shall be effective unless and until a copy of the same is given to such holder or ground lessor, and the curing of any of Landlord’s defaults by such holder or ground lessor shall be treated as performance by Landlord.

10.7          Brokerage.  Tenant warrants and represents that it has dealt with no broker in connection with the consummation of this Lease, other than Scheer Partners, Inc., and in the event of any brokerage claims or liens, other than by Scheer Partners, Inc., against Landlord or the Property predicated upon or arising out of prior dealings with Tenant, Tenant agrees to defend the same and indemnify and hold Landlord harmless against any such claim, and to discharge any such lien.

10.8          Applicable Law and Construction.  This Lease shall be governed by and construed in accordance with the laws of the state or district in which the Property is located and if any provisions of this Lease shall to any extent be invalid, the remainder of this Lease shall not be affected thereby.  Tenant expressly acknowledges and agrees that Landlord has not made and is not making, and Tenant, in executing and delivering this Lease, is not relying upon, any warranties, representations, promises or statements, except to the extent that the same are expressly set forth in this Lease or in any other written agreement which may be made between the parties concurrently with the execution and delivery of this Lease and which shall expressly refer to this Lease.  All understandings and agreements heretofore made between the parties are merged in this Lease and any other such written agreement(s) made concurrently herewith, which alone fully and completely express the agreement of the parties and which are entered into after full investigation, neither party relying upon any statement or representation not embodied in this Lease or any other such written agreement(s) made concurrently herewith.  This Lease may be amended, and the provisions hereof may be waived or modified, only by instruments in writing executed by Landlord and Tenant.  The titles of the several Articles and Sections contained herein are for convenience only and shall not be considered in construing this Lease.  The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises, and Tenant shall have no right to the Premises hereunder until the execution and delivery hereof by both Landlord and Tenant.  Except as herein otherwise provided, the terms hereof shall be binding upon and shall inure to the benefit of the successors and assigns, respectively, of Landlord and Tenant and, if Tenant shall be an individual, upon and to his heirs, executors, administrators, successors and assigns.  If two or more persons or parties are named as Tenant herein, (i) each of such persons or parties shall be jointly and severally liable for the obligations of the Tenant hereunder, and Landlord may proceed against any one without first having commenced proceedings against any other of them and (ii) Landlord may require that all notices, requests, demands, consents, approvals or other communications delivered by Tenant under the Lease must be executed by each person or party named as Tenant herein.  Each term and each provision of this Lease to be performed by Tenant shall be construed to be both an independent covenant and a condition and time is of the essence with respect to the exercise of any of Tenant’s rights under this Lease.  The reference contained to successors and assigns of Tenant is not intended to constitute a consent to assignment of Tenant.  Except as otherwise set forth in this Lease, any obligations of Tenant (including, without limitation, rental and other monetary obligations, repair and maintenance obligations and obligations to indemnify Landlord), shall survive the expiration or earlier termination of this Lease, and Tenant shall immediately reimburse Landlord for any expense incurred by Landlord in curing Tenant’s failure to satisfy any such obligation (notwithstanding the fact that such cure might be effected by Landlord following the expiration or earlier termination of this Lease).

10.9          Rooftop Dish.  Tenant, at its sole cost and expense, and subject to compliance with the provisions of this Section 10.9, shall have the right to install and operate during the term of the Sublease, and thereafter during the term of this Lease (i) one (1) satellite dish not to exceed 18 inches in diameter (the “Dish”) in a location on the roof of the Building to be designated by Landlord (the “Dish Area”), and to run cables and lines from the Dish to the Premises using the common shafts, chases and conduits of the Building intended for such purpose to the extent that the same may be available after meeting Landlord’s requirements for the Building (the Dish and associated cables and lines are hereinafter referred to collectively as the “Dish System”).  Tenant shall pay all taxes assessed against Landlord and any sales or other taxes arising out of Tenant’s installation and/or operation of the Dish System.

Tenant shall prepare plans and specifications for the Dish System in accordance with the requirements of Exhibit C, which plans and specifications shall be subject to review and approval by Landlord as provided in Exhibit C.  Upon final approval by Landlord of Tenant’s plans and specifications for the Dish System, Tenant may install the Dish System provided that such installation shall be performed in accordance with any requirements of Landlord’s insurance carrier(s), and with the requirements of Section 6.2.6, Exhibit C and all other applicable provisions of this Lease.

Landlord shall have no obligation to provide any services to the Dish Area or to make any alterations, repairs or replacements to any portion of the Building or Property in order to accommodate the installation or operation of the Dish System.  Tenant agrees that it shall be required, at its sole cost and expense, to perform any roof reinforcement reasonably required by Landlord to accommodate the weight of the Dish on the Building roof and to avoid any roof penetrations other than as expressly approved by Landlord in writing in advance.

Tenant shall, at its sole cost and expense, perform all repairs and maintenance to the Dish System as are necessary to keep it in good and clean working order, appearance and condition, reasonable use and wear thereof excepted, and Tenant shall promptly repair any damage to the Building or Property caused by the installation or operation of the Dish System.  The operation of the Dish System shall, at all times, be in compliance with all applicable codes, laws, rules and regulations.  Tenant may not relocate or modify any portion of the Dish System without, in each instance, obtaining Landlord’s prior written approval to such relocation or modification, which shall not be unreasonably withheld, conditioned or delayed.  All components of the Dish System shall be at the sole risk of Tenant and Landlord shall have no liability to Tenant in the event any portion of the Dish System is damaged for any reason.

The Dish System shall provide communications for Tenant only, and no other person or firm shall make use of the Dish System.

Tenant shall, at the expiration or earlier termination of Tenant’s right to occupy the Premises, remove the entire Dish System (except that Landlord shall have the right to require Tenant to leave any cabling, wires or conduit installed within the Building), repair any damage caused by such removal, and restore the Dish Area to a condition substantially the same condition as existed prior to the installation of the Dish System.  Tenant agrees that its obligations hereunder shall be subject to the provisions of Section 6.1.9, including all of Landlord’s rights and remedies.

Landlord reserves the right, upon reasonable notice to Tenant, to require Tenant to relocate the Dish System or any of its constitute components, at Tenant’s sole cost and expense, if necessary in connection with any repairs, renovations, improvements or additions to the Building or Property.  In addition, Landlord reserves the right to require Tenant to relocate the Dish to another portion of the roof designated by Landlord for any other reason in Landlord’s sole discretion, provided such other portion of the roof is adequate for Tenant’s purposes and Landlord pays the reasonable costs of relocating the Dish.

Tenant shall be entitled to obtain access to the Dish Area both during and before and after Normal Building Operating Hours, but only if (i) Tenant shall have given Landlord reasonable advance notice of the need therefor, and (ii) Tenant is accompanied by an authorized representative of Landlord during such access.  Any such access shall be subject to Landlord’s reasonable security measures and, in the event access is required before or after Normal Building Operating Hours, Landlord may require Tenant to pay, as Additional Rent, the reasonable costs incurred by Landlord to provide such access to Tenant.

Tenant shall not allow the Dish System to interfere with any equipment installed or operating in or from the Building as of the date Tenant commences operation of, or shall subsequently modify, Tenant’s Dish.

Witness the execution hereof under seal on the day and year first above written.

Landlord:

HUB PROPERTIES TRUST

By:    /s/ Jennifer B. Clark
Jennifer B. Clark
Senior Vice President

Tenant:

DIMENSIONS INTERNATIONAL, INC.

By:    /s/ Darrell L. Crapps
Name:  Darrell L. Crapps
Title:  VP Corporate Operations
Hereunto duly authorized

EXHIBIT A
[Floor plan]